Exhibit 10.8

GROUND LEASE

by and between

1743 HOLDINGS, LLC,

as Landlord

and

BLOOM ENERGY CORPORATION

as Tenant

Site: Approximately 271 acres of land located in New Castle County, Delaware

Premises: Approximately 50 acres of land located at and forming a part of the Site

TABLE OF CONTENTS

Page

SCHEDULE OF TERMS		-1-

1.	DEMISE OF PREMISES	-6-

2.	TERM; EXTENSION	-6-

3.	TENANT’S EARLY ACCESS; DUE DILIGENCE.	-9-

4.	CONSTRUCTION AND ALTERATIONS	-9-

5.	RENT	-10-

6.	TAXES	-10-

7.	USE OF PREMISES	-12-

8.	UTILITIES	-13-

9.	MAINTENANCE AND REPAIR	-13-

10.	SIGNAGE; TRAFFIC SIGNAL	-14-

11.	COMMON AREAS AND FACILITIES; EASEMENTS	-14-

12.	ASSIGNMENT AND SUBLETTING	-15-

13.	INSURANCE AND INDEMNITY	-16-

14.	CONDEMNATION	-18-

15.	DAMAGE TO OR DESTRUCTION OF PREMISES	-19-

16.	DEFAULTS	-19-

17.	QUIET ENJOYMENT	-20-

18.	ESTOPPEL CERTIFICATES; SUBORDINATION	-20-

19.	REGULATED SUBSTANCES	-21-

20.	LIABILITY OF LANDLORD	-21-

21.	LANDLORD WARRANTY OF TITLE	-21-

22.	MUTUAL REPRESENTATIONS AND WARRANTIES	-22-

23.	NOTICES	-22-

24.	RECORDING	-22-

25.	ATTORNEY’S FEES	-23-

26.	NO WAIVER	-23-

27.	APPLICABLE LAW; CONSTRUCTION OF LANGUAGE OF LEASE	-23-

28.	PARTIES BOUND	-23-

29.	BROKERS	-23-

30.	TABLE OF CONTENTS; CAPTIONS	-23-

TABLE OF CONTENTS

(continued)

Page

31.	CALCULATION OF TIME	-23-

32.	SEVERABILITY	-24-

33.	COUNTERPARTS; ELECTRONIC DELIVERY	-24-

34.	TIME OF THE ESSENCE	-24-

35.	REASONABLENESS	-24-

36.	FORCE MAJEURE	-24-

37.	LEASEHOLD MORTGAGEE PROVISIONS	-24-

38.	LANDLORD’S WAIVER	-26-

39.	USE RESTRICTION ON SITE	-26-

40.	RIGHT OF FIRST REFUSAL	-27-

41.	OPTION TO PURCHASE	-28

42.	LEASE GUARANTY —

43.	ENTIRE AGREEMENT	-29-

LIST OF EXHIBITS, all of which are attached hereto and made a part hereof:

Exhibit “A”	—	Legal Description of the Site
Exhibit “B”	—	Depiction of the Premises
Exhibit “C”	—	Tenant’s Preliminary Plans
Exhibit “D”	—	Form of Memorandum of Lease
Exhibit “E”	—	Environmental Indemnity
Exhibit “F”		Roadwork Plan
Exhibit “G”		Surface Work Plan
Exhibit “H”		Guaranty Form

-ii-

SCHEDULE OF TERMS

Whenever any term below is mentioned in this Lease, the definition and/or information next to the corresponding term shall be incorporated in its meaning. When used herein, the singular shall apply to the plural, the plural to the singular, and the use of any gender shall apply to all genders.

A.	ADDITIONAL RENT: All sums of money or charges required to be paid by Tenant under this Lease other than Base Rent, whether or not such sums or charges are designated “Additional Rent.”

B.	AGENTS. The term “Agents” shall mean the following and their respective successors and assigns: (i) with respect to Landlord or Tenant, the agents, officers, partners, employees, contractors, invitees and licensees of such party; and (ii) in addition, with respect to Tenant, Tenant’s subtenants and suppliers and their respective agents, employees, contractors, and invitees.

C.	APPRAISER: A member of the American Institute of Real Estate Appraisers, licensed in the State of Delaware, but is unaffiliated with either Landlord or Tenant and has at least ten (10) years prior experience in appraising commercial/industrial real estate in New Castle County, Delaware.

D.	BASE RENT: $10.00 for the Initial Term.

E.	COMMON AREAS AND FACILITIES: All common areas and facilities located on the Site and reasonably available for the joint use or benefit by Tenant along with other occupants of the site and their respective employees and invitees. Common Areas and Facilities shall include any and all driveways, sidewalks, walkways, curbs, entrances, exits, light facilities, utility lines (other than those dedicated to one occupant of the Site), landscaped areas, equipment, signs and facilities, now existing and from time to time hereafter furnished by Landlord in, on or upon the Site; provided, however, that features not commonly found in a first class science and technology park shall be excluded from this definition.

F.	CONTAMINATION: Seeping, spilling, leaking, pumping, pouring, emitting, using, emptying, discharging, injecting, escaping, leaching, dumping, disposing, releasing or the presence of Regulated Substances which require notification, investigation, treatment, response or removal action or remediation under applicable Environmental Law.

G.

ENVIRONMENTAL LAW: All federal, state and local laws, including principles of common law, regulations, statutes, codes, rules, resolutions, directives, orders, executive orders, consent orders, guidance from regulatory agencies, policy statements, judicial decrees, standards, permits, licenses and ordinances, or any judicial or administrative interpretation of any of the foregoing, pertaining to the protection of land, water, air, health, safety or the environment, whether now or in the future enacted, promulgated or issued. Environmental Law shall also include the terms and conditions as set forth in the Brownfields Development Agreement by and between the Department of Natural

Resources and Environmental Control (“DNREC”) and the University of Delaware dated October 27, 2009, and the Environmental Covenant (Operable Unit One) and Environmental Covenant (Operable Unit Eight) by and between DNREC and Landlord, each dated November 9, 2011 and such other Final Plans of Remediation and Environmental Covenants for Operable Unit Six as may be entered into by Landlord and DNREC in the future (the “OU-6 Agreements”) and the Contaminated Materials Management Plan for Operable Units One and Eight Dated December, 2011 prepared by Duffield Associates, Inc. on behalf of Landlord for DNREC, and such later Contaminated Materials Management Plan as may be prepared for DNREC in connection with Operable Unit Six (collectively, the “BDA”).

H.	ENVIRONMENTAL INDEMNITY: That certain Environmental Indemnity Agreement between Landlord and Tenant dated of even date herewith and attached hereto as Exhibit “E.”

I.	EVENT OF DEFAULT: the occurrence of an event set forth in Section 16 hereof.

J.	EXTENSION OPTION(S): Four (4) options to extend the Initial Term for five (5) years each, exercisable in accordance with Section 2.2 hereof.

K.	EXTENSION TERM: As set forth in Section 2.1 hereof.

L.	FAIR MARKET RENT: The appraised fair market rental value of the Premises, under then-current zoning, as of the commencement of such Extension Term, calculated on a per annum basis. In determining Fair Market Rent, (i) it shall be assumed that there will no period of vacancy, no brokerage commission and no other leasing costs, (ii) the value of the Improvements shall be excluded from the Fair Market Rent and (iii) the rent shall be determined on the basis that the Premises are subject to the terms and conditions of this Lease.

M.	GOVERNMENTAL AUTHORITIES: All federal, state and local governmental bodies, officials, and agencies having jurisdiction over the Premises or any activity being conducted on the Premises.

N.	HAZARDOUS MATERIALS: Any Regulated Substance, including, without limitation, any hazardous or toxic substance, material, pollutant, or contaminant regulated under any Environmental Law, including, without limitation, lead-based paint, petroleum products, asbestos and PCBs.

O.	IMPROVEMENTS: Any improvements and facilities constructed and installed by Tenant on the Premises, including all sidewalks, parking areas, driveways, curbing, landscaped areas, together with storm water management facilities and utilities constructed by Tenant, located on the Site and exclusively serving the Premises, if any.

P.	INITIAL TERM: Twenty-five (25) years from the Effective Date.

Q.	INSPECTIONS: The investigations, studies and inspections of the Premises, and, in connection with storm water management or utility availability, the Site, performed by or upon the direction of Tenant, in Tenant’s sole and absolute discretion, including, but not limited to, all matters affecting the title, zoning, soil, hydrology, environmental, financial and legal condition, utilities and water and sewer capacity which Tenant may reasonably require in connection with the construction of the Improvements or the obtaining of the Permits.

R.	LANDLORD’S ADDRESS:

1743 Holdings, LLC

c/o Office of General Counsel

University of Delaware

124 Hullihen Hall

Newark, Delaware 19716

S.	LANDLORD’S WORK: (i) The Remediation Work; (ii) the Surface Work; (iii) the installation of landscaping buffer along the rear boundary line of the Premises in a location reasonably determined by Tenant as herein elsewhere provided (the “Landscaping”), (iv) any curb cut upgrades to the Premises for Road #1 and/or Road #2 as may be required by the Delaware Department of Transportation, (v) upgrading and maintaining existing entranceway for Road #1 along Christina Parkway necessary to connect the Premises to a public right-of-way; provided, however, that upgrading and Road Work shall be performed prior to Tenant’s receipt of a certificate of occupancy from the City of Newark, unless a longer period is permitted by the Delaware Department of Transportation, and (vi) the Road Work.

T.	LAW: All federal, state, county and local governmental or quasi-governmental laws, statutes, codes, ordinances, rules, decrees, orders, standards and regulations, including, without limitation, Environmental Law.

U.	LEASEHOLD MORTGAGE: A leasehold mortgage granted by Tenant encumbering its interest in the Premises in favor of any institutional third-party lender.

V.	LEASEHOLD MORTGAGEE: The holder of a Leasehold Mortgage.

W.	PERMITS: All permits, approvals, licenses, and permissions required from all applicable Governmental Authorities to permit the construction of the Improvements and use and the operation of the Premises for the Project, including, without limitation, site plan and development plan approvals and use, building, roads, curb cut, traffic, water and sewer connection, environmental and signage permits.

X.	PREMISES: A portion of the Site containing approximately 50 acres consisting of approximately thirty (30) acres known as the “Phase 1 Area” and approximately twenty (20) acres known as the “Phase 2 Area”, as depicted on Exhibit “B” hereto, and as more particularly described by metes and bounds on Exhibit “B”.

Y.	PROJECT: The manufacture, storage, warehousing and distribution of solid oxide fuel cells, energy servers and their components and other electricity generating and green energy devices and apparatus and uses incidental thereto including, without limitation, office, research, development and storage.

Z.	REGULATED SUBSTANCES: Any substances, chemicals, materials or elements that are prohibited, limited, regulated or governed by Environmental Law, or any other substances, chemicals, materials or elements: (i) defined as “hazardous substance” under the Comprehensive Environmental Response, compensation and Liability Act of 1980 (“CERCLA”) (42 U.S.C. §§9601, et seq), as amended by the Superfund Amendments and Reauthorization Act of 1986, and as further amended from time to time, and regulations promulgated thereunder; (ii) defined as a “regulated substance” within the meaning of Subtitle I of the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991), and regulations promulgated thereunder; (iii) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act (33 U.S.C. § 1321), or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. § 1317; (iv) defined as “hazardous”, “toxic”, or otherwise regulated, under Environmental Law adopted by the State of Delaware, or its agencies or political subdivisions including, Delaware’s Hazardous Substance Cleanup Act, 7 Del. C. Chapter 91; (v) petroleum, petroleum products or derivatives or constituents thereof; (vi) asbestos or asbestos-containing materials; (vii) urea formaldehyde foam insulation or urea formaldehyde foam insulation-containing materials; (viii) lead based paint or lead based paint-containing materials; (ix) polychlorinated biphenyls or polychlorinated biphenyl-containing materials; (x) radon or radon-containing or producing materials; (xi) the presence of which requires notification, investigation or remediation under Environmental Law or common law; causes or threatens to cause a nuisance or trespass upon the Property or to adjacent properties, poses or threatens to pose a hazard to the health or safety of persons on or about the Property; or (xi) by any laws of any government authority require special handling in its collection, storage, treatment, or disposal.

AA.	REMEDIATION WORK: The remediation of all existing Regulated Substances located on the Premises (whether known or unknown as the date hereof) to restricted use standards that shall not interfere with the Permitted Use of the Premises by Tenant as required by the Delaware Department of Natural Resources and Environmental Control and otherwise in compliance with Environmental Law.

BB.	RENT: All Base Rent and Additional Rent payable by Tenant to Landlord under this Lease.

CC.	ROAD WORK: The construction of Road # 1 (noted and shown in the shaded area on Exhibit “F” attached hereto) to be constructed by Landlord to a width of 32’ curb to curb and to such other design features and standards as the parties shall agree upon.

DD.	SITE: The parcel of land containing approximately 271 acres of which the Premises are a part and as depicted on Exhibit “A” hereto and also being known as tax parcel numbers 18-039.00-002 and 18-036.00-002 upon the New Castle County tax maps.

EE.	SURFACE WORK: The removal of all asphalt, concrete and other man-made material under and on the surface of the Premises to a depth necessary to permit the construction of the Improvements, as reasonably determined by Tenant, with any “holes” created by removal of foundations to be backfilled, rough grading of the Premises substantially to the parameters as set forth on Exhibit “G” (the “Rough Grading”) and the stabilization of the Phase 1 Area in accordance with Law (utilizing straw and seed where permitted by Law for such stabilization), and the stabilization of the Phase 2 Area in accordance with Law; provided that, if Landlord’s choice of stabilization material differs from Tenant’s preference, the parties agree to divide evenly any additional cost incurred by Landlord to install Tenant’s preferred stabilization material. The types of stabilization materials shall be limited to only those permitted by Law.

FF.	TAKING: The acquisition by any Governmental Authority in the legal and valid exercise of its power of eminent domain or by private purchase in lieu thereof or if Tenant is denied or deprived of either the use, occupancy and/or enjoyment of the Premises and/or the ability to operate its business thereon or therefrom by action or decree of any lawful power or authority or as a result of natural or other disaster, or by any written agreement between Landlord or any such power or authority or by the acquiescence of Landlord.

GG.	TAXES: All taxes, assessments (special or otherwise) and charges levied upon or with respect to the Premises (both Land and Improvements) and any ad valorem taxes on personal property used in connection therewith, which are now or hereafter levied or assessed against Landlord by any federal, state, county or municipal authority or any district or other political or public entity, and shall also include any other tax, assessment, fee or excise, however described (whether general or special, ordinary or extraordinary, foreseen or unforeseen), which may be levied or assessed in lieu of, or as a substitute for, any real estate taxes. Taxes shall not include and Tenant shall not be required to pay any portion of any tax or assessment expense or any increase therein (i) attributable to Landlord’s income, franchise, gift, transfer, inheritance or capital stock taxes, (ii) levied on Landlord’s rental income, unless such tax or assessment is imposed in lieu of real property taxes, (iii) in excess of the amount which would be payable if such tax or assessment expense were paid in installments over the longest permitted term, (iv) imposed on land and improvements other than the Premises, (v) resulting from a change of ownership or transfer of any or all of the Site or the improvement of any of the Site for the sole use of other occupants and (vi) any taxes, assessments or charges for which Tenant is entitled to receive indemnification under the Environmental Indemnity. If at any time during the term of this Lease the assessment for the Premises is reduced on appeal with a result that Landlord receives a refund of any real estate taxes, Landlord shall pay to Tenant any such refund (net of Landlord’s out-of-pocket expenditures in connection with such appeal).

HH.	TENANT’S ADDRESS: c/o Bloom Energy Corporation, 1299 Orleans Drive, Sunnyvale, California 94089.

II.	TENANT’S PROPORTIONATE SHARE: A fraction, the numerator of which shall be the total area of the Premises (i.e. 50 acres), and the denominator of which shall be the total area of the Site. As of the Effective Date, Tenant’s Proportionate Share equals 18.5%.

JJ.	TENANT’S WORK: Construction of the Improvements.

KK.	TERM: The Initial Term and any Extension Term.

LL.	VENDOR/PARTNER: Any party which sells no less than a majority of its production output from its sublease premises to Tenant for use by Tenant at its facility on the Premises. A Vendor/Partner may not use its sublease premises primarily for warehouse or distribution purposes (other than for the benefit of the Project), but must be engaged in production of materials utilized by Tenant for the Project. “Vendor/Partner” shall include any other entity with which Tenant forms a joint venture or other cooperative entity or contractual relationship by which to research or develop technologies and products synergistic with Tenant’s Project or current or future clean energy products.

GROUND LEASE

THIS GROUND LEASE (this “Lease” or this “Agreement”) is made as of the              day of March, 2012 (the “Effective Date”) by and between 1743 HOLDINGS, LLC, a Delaware limited liability company (“Landlord”) and BLOOM ENERGY CORPORATION, a Delaware corporation (“Tenant”).

WHEREAS, Landlord is the owner of certain property located in the City of Newark, Delaware (the “Campus”) which it owns and manages in order to serve the purposes of Landlord’s parent, the University of Delaware (“University”). The Campus was acquired by Landlord to expand the University’s overall campus and provide a site for, among other things, high technology partnerships between the University and leaders in various technology fields; and

WHEREAS, Tenant is a leader in the development and manufacture of solid oxide fuel cells which serve as a new class of distributed power generators producing clean, reliable and affordable electricity at the customer site (“Bloom Energy Servers”); and

WHEREAS, Landlord and the University have partnered with the State of Delaware in order to attract Tenant to the Campus, thus creating the opportunity for collaboration between Tenant and the University as well as the promotion of manufacturing job growth and other economic development benefits for Newark and the State of Delaware; and

WHEREAS, the hereinafter described Premises lie within the Campus. Landlord and Tenant believe that the Premises will provide an ideal site for the establishment by Tenant of a facility for the development and manufacture of Bloom Energy Servers, including the development and application of ancillary technology, and, for that purpose, Landlord has agreed to lease the Premises to Tenant under the favorable economic terms as more fully appear below; and

WHEREAS, Tenant has advised Landlord and the State of Delaware that several of Tenant’s vendor/partners may wish to colocate with Tenant. In order to encourage further job growth and further collaboration between the University and firms engaged in emerging energy technology, the Premises includes lands upon which vendor/partner facilities might be established.

The parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1. DEMISE OF PREMISES.

(a) Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, the Premises, upon the terms, covenants, and conditions set forth herein.

(b) Except as otherwise expressly provided here in else where, the Premises are leased to Tenant in their present condition without representation or warranty by Landlord and subject to the existing state of title, all existing covenants, restrictions, easements, agreements and regulations, if any, any state of facts an accurate survey might show, zoning rules, restrictions, regulations, resolutions, ordinances, building restrictions and governmental regulations now in effect or hereafter adopted by any governmental authority having jurisdiction over the Premises. Tenant represents that it has examined the Premises and title thereto and has found all of the same satisfactory for all purposes. Without limiting the generality of the foregoing, Tenant expressly acknowledges and agrees that, except as otherwise provided in this Lease, Tenant is not relying on any representation or warranty of Landlord, or any of its directors, officers, members, partners, agents or employees, whether implied, presumed or expressly provided at law or otherwise, arising by virtue of any statute, common law or other legally binding right or remedy in favor of Tenant. Furthermore, without limiting the foregoing provisions, except as otherwise provided in this Lease, Tenant waives all right to recover and forever releases and discharges Landlord and its directors, officers, members, partners, agents or employees from, and covenants not to sue Landlord or any of its directors, officers, members, partners, agents or employees for, any and all claims, whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the condition of the Premises or any laws, ordinances, rules, regulations or requirements applicable thereto, including, without limitation, any claim or matter relating to the use, presence, discharge or release of any hazardous substance or hazardous waste on, under, in, above or about the Premises; provided, however, the foregoing shall not apply to any breach of Landlord’s obligations set forth in this Lease or the Environmental Indemnity.

2. TERM; EXTENSION.

2.1 Term. The Initial Term shall commence on the Effective Date and shall end on the twenty-fifth (25th) anniversary of such date, subject to Tenant’s right to extend the Initial Term.

2.2 Extension Terms. Tenant shall have the right and option to extend the Initial Term for four (4) successive periods of five (5) years each (each successive period, an “Extension Term” and collectively, the “Extension Terms”). Tenant’s exercise of an Extension Option shall be by notice to Landlord at least one (1) year prior to the last day of either the Initial Term or of the Extension Term then in effect, as the case may be. Each Extension Term shall be upon the same terms, covenants, conditions and provisions as are in effect as of the Expiration Date of the Initial Lease Term, except for the Base Rent which shall be equal to the then Fair Market Rent for the Premises as determined in accordance with Section 2.3.

2.3 Determination of Fair Market Rent.

(a) Within thirty (30) days after Tenant’s delivery of Tenant’s notice of its exercise of the Extension Option, Landlord and Tenant shall work in good faith to agree upon the base rent payable during the Extension Term. If Landlord and Tenant do not reach agreement within such thirty (30) day period, Landlord and Tenant shall each, within fifteen (15) days after the end of such thirty (30) day period, select an Appraiser who shall act on such party’s behalf in determining the Fair Market Rent.

(b) Within thirty (30) days after the selection of Tenant’s and Landlord’s Appraisers, the two (2) Appraisers shall render a joint written determination which shall be the Fair Market Rent. If the two (2) Appraisers are unable to agree upon a joint written determination within said thirty (30) day period, the two (2) Appraisers shall select a third Appraiser within ten (10) days after the expiration of such thirty (30) day period and shall each submit a determination of the Fair Market Rent to such third Appraiser.

(c) If the two (2) Appraisers cannot agree on a third, Landlord or Tenant may request that the local chapter of the American Arbitration Association appoint a party to act as the third Appraiser. Within thirty (30) days after the appointment of the third Appraiser, the third Appraisal shall render a written determination of the Fair Market Rent, which must be either the Landlord’s Appraiser’s determination as submitted or the Tenant’s Appraiser’s determination as submitted, but no other amount and no compromise between the two.

(d) If either Landlord or Tenant fails or refuses to select an Appraiser, and such failure continues for five (5) days after written notice, the other Appraiser shall alone determine the Fair Market Rent.

(e) Within fourteen (14) days after Tenant’s receipt of the determination of the Base Rent from either the two (2) Appraisers or the third Appraiser, as the case may be, Tenant shall have the right to revoke its exercise of the Extension Option if Tenant, in its sole discretion, is not in agreement with the Base Rent as determined by such Appraisers.

(f) Landlord shall bear the fee and expenses of its Appraiser; Tenant shall bear the fee and expenses of its Appraiser; and Landlord and Tenant shall share equally the fee and expenses of the third Appraiser, if one is required.

3. TENANT’S EARLY ACCESS; DUE DILIGENCE.

3.1 Permits.

(a) Tenant agrees to proceed with diligence and in good faith to submit the necessary applications, plans and specifications to the appropriate Governmental Authorities to obtain the Permits and commence Tenant’s Work. At Tenant’s request, subject to Landlord’s consent, not to be unreasonably withheld, conditioned or delayed, Landlord shall join in all applications prepared by Tenant and otherwise cooperate with Tenant (but at no expense to Landlord, except for Landlord’s counsel fees, if any) in accomplishing the foregoing. At all times, Landlord shall reasonably cooperate with Tenant in Tenant’s efforts to obtain the Permits. Landlord agrees to respond within five (5) business days in connection with such effort. Landlord shall not, without Tenant’s prior consent, seek any subdivision, zoning or other consent, permit or approval from any governmental body that would obligate Tenant to construct any improvement or incur any liability (other than for Tenant’s Proportionate Share of the costs for the operation, maintenance and repair of the Common Areas and Facilities, to the extent provided in this Lease or the Declaration or which would materially and adversely affect the use or occupancy or the Premises or any improvement now or hereafter constructed thereon. Tenant acknowledges Landlord shall subdivide the Premises, at Landlord’s sole cost, from the Site to create a separate tax parcel.

(b) Except as expressly otherwise provided herein, while assisting Tenant to obtain the Permits or otherwise during the Term, Landlord shall not accept, agree to or otherwise incorporate into documents any condition, restriction, limitation that would materially and adversely affect Tenant’s ability to use the Premises for the Permitted Use or added material expense in any federal, state, county or local permit, application, approval or agreement, nor shall Landlord enter into any agreement binding or placing any material obligations whatsoever on Tenant, without in each and every instance first obtaining the express consent of Tenant, not to be unreasonably withheld, conditioned or delayed. Landlord is expressly authorized to enter into the OU-6 Agreements, a Contaminated Materials Management Plan for OU-6 and record an Environmental Covenant on the portion of Operable Unit 6 that lies within the boundaries of the Premises. Tenant agrees to be bound by the terms thereof, as well as the remaining parts of the BDA, subject to the Landlord’s performance of its obligations under the Environmental Indemnity.

(c) Tenant shall have the right, but not the obligation, to contest the denial of any Permits and/or to contest any appeal taken by any other party with respect to the grant or issuance of any Permit.

3.2 Utilities and Zoning. Except to the extent already provided by Tenant’s engineers and contractors, or the City of Newark, Landlord shall deliver to Tenant, within one-hundred eighty (180) days following the Effective Date, evidence of the availability of all necessary utilities at or adjacent to the Site and a certificate of zoning evidencing that the Premises are zoned so as to permit Tenant’s construction of the Improvements and Tenant’s intended use of the Premises. Such evidence and certificate shall be in a form and substance reasonably satisfactory to Tenant. Landlord shall not agree to any change in the zoning applicable to the Premises during the Term without Tenant’s prior written consent, which consent may be withheld in Tenant’s sole discretion.

3.3 Inspections. From and after the Effective Date, Tenant and Tenant’s Agents shall have a license to enter the Premises, and, in connection with off-Premises stormwater management or running utilities to the Premises, the Site, at its own risk for the purpose of conducting the Inspections and constructing the Improvements. Tenant agrees to repair and restore any damage to the Site caused by the Inspections at its expense and Tenant also agrees to indemnify, defend and hold harmless Landlord from and against all costs, expenses and liabilities arising out of the Inspections, including, without limitation, reasonable attorneys’ fees and court costs; provided, however, that the foregoing indemnity shall exclude any loss, cost, damage, claim or liability incurred by Landlord resulting from (a) the existence of, or the mere discovery by Tenant or Tenant’s Agents of defects or other adverse conditions at the Site; and (b) the gross negligence or willful misconduct of Landlord or Landlord’s Agents. The foregoing indemnity shall survive the termination of this Lease. Prior to performing any Inspections, Tenant shall deliver to Landlord a certificate of insurance evidencing a commercial general liability insurance policy covering the Inspections, which policy shall conform to the provisions of Section 12 hereof.

3.4 Title and Survey.

(a) Tenant may obtain a title insurance commitment for the Premises (the “Title Commitment”) issued by Old Republic Title, First American Title or another title insurance company acceptable to Tenant (the “Title Company”) in the amount of the leasehold interest in the Premises and the Improvements, committing to insure Tenant against loss on account of any defect or encumbrance in the title, unless herein excepted and an ALTA survey of the Premises (the “Survey”).

(b) On the Effective Date, Landlord shall deliver to the Title Company, with a copy thereof to Tenant, (i) an affidavit with respect to (i) mechanic’s liens, certifying that as of the Effective Date there are no known unpaid bills rendered or to be rendered for services performed or materials furnished to the Premises or that the same will be paid in the ordinary course of business; and (ii) parties in possession, certifying that on the Effective Date, there are no parties other than Landlord in possession of the Premises; and (iii) provided the same do not expand any liability of Landlord beyond the terms of the Lease, any other affidavits or documents reasonably required by the Title Company to enable the Title Company to record a memorandum of this Lease, delete the standard title exceptions from Tenant’s title insurance policy (assuming Tenant has obtained a satisfactory Survey) and issue said title policy in the form reasonably required by Tenant.

(c) After the date hereof, Landlord shall in no way encumber or burden the Premises (except as expressly permitted under this Lease) without the prior written consent of Tenant, such consent not to be unreasonably withheld, conditioned or delayed.

4. CONSTRUCTION AND ALTERATIONS.

4.1 Landlord’s Work.

(a) Landlord shall, at Landlord’s sole cost and expense, promptly commence and diligently pursue and complete Landlord’s Work, in a good and workmanlike manner free of material defect and in accordance with the terms, covenants, conditions and provisions of this Lease, all Laws applicable to the Site and, if applicable, without implication of any right to approve Landlord’s Work in advance, any plans, drawings and specifications approved in advance by Tenant. Landlord shall indemnify, defend, protect and hold harmless Tenant and Tenant’s Agents from and against any Losses (defined in Section 13.2 below) arising out of the performance of Landlord’s Work.

(b) Landlord agrees to promptly apply for and diligently prosecute the issuance of all permits, licenses and approvals by Governmental Authorities and utility companies necessary for the commencement and completion of Landlord’s Work. Landlord shall use commercially reasonable efforts to ensure that the Remediation Work for the Premises (exclusive of the portion of the Premises that lies within Operable Unit Six) and the Surface Work for the Phase 1 Area (the “Phase 1 Landlord’s Work”) are substantially completed no later than April 15, 2012. All (other than the Road Work, Landscaping and road entrance upgrading) of Landlord’s Work including the Remediation of the portion of the Premises that lies within Operable Unit Six and the Rough Grading of the Phase II Area, shall be substantially complete no later than October 15, 2012 (the “Outside Final Completion Date;” i.e. six months after the Phase 1 Final Completion Date of April 15, 2012). Landlord’s Work shall be substantially complete on the date that Landlord is ready and able to deliver exclusive possession of the Premises to Tenant, and there remains to be completed only “punchlist items” of minor finishing and adjustment. Landlord further agrees to fully complete all punchlist items within thirty (30) days after substantial completion of Landlord’s Work.

(c) If the Phase 1 Landlord’s Work is not substantially complete on the April 15, 2012 (the “Phase 1 Final Completion Date”) or if all (other than the Landscaping, Road Work and road entrance upgrading) of Landlord’s Work is not substantially complete by the Outside Final Completion Date (provided, however, if Landlord is diligently pursuing completion, in Tenant’s reasonable judgment, the Outside Final Completion Date shall be extended such as to allow timely completion of such Landlord’s Work), then, in each case and in addition to Tenant’s other rights and remedies, Tenant shall be entitled to either: (i) terminate this Agreement by written notice to Landlord delivered no later than thirty (30) days following the Outside Completion Date; or (ii) demand reimbursement from Landlord for any additional construction costs reasonably incurred by Tenant as a result of Landlord’s delay and Landlord shall reimburse Tenant for such costs within ten (10) days after Tenant’s demand. Tenant’s failure to exercise its termination right with respect to the Phase 1 Final Completion Date shall not affect Tenant’s right to exercise its termination right with respect to the Outside Final Completion Date.

(d) The foregoing notwithstanding, the following shall apply as to the timing of the “Landscaping”: Following the completion of the initial Improvements to the Premises by Tenant, subject to seasonal considerations, Landlord promptly and diligently shall install (but shall not be responsible for the maintenance or replacement thereof) on the Premises, at its sole cost and expense, a line of trees or other type of landscaping along the rear Premises line behind the buildings initially constructed thereon by Tenant, in order to provide at the maturity of such trees or other type of landscaping a reasonable visual barrier from the remainder of the Site. Tenant agrees to provide access to the Premises to Landlord and its landscape contractor at appropriate times for the purpose of installing such landscaping.

(e) Landlord covenants with Tenant that during the completion of Landlord’s Work, Landlord shall use commercially reasonable efforts to avoid interfering with Tenant’s construction of the Improvements. Tenant covenants with Landlord that during the completion of the Tenant’s Work, Tenant shall use commercially reasonable efforts to avoid interfering with Landlord’s completion of the Landlord’s Work.

4.2 Improvements.

(a) Tenant shall construct all Improvements in accordance with Laws applicable to the Premises and substantially in accordance with Tenant’s Preliminary Plans. Attached hereto as Exhibit “C” are conceptual plans and preliminary exterior plans showing the general design of the building(s) to be erected, the exterior footprint of the Improvements to be constructed on the Premises and the general layout of the Premises in terms of access roads, parking and landscaping (“Tenant’s Preliminary Plans”). The parties acknowledge and agree that Landlord intends to develop the Site as a first-class office, science and technology campus, and that the aesthetics of the Improvements and overall design of the Premises have a material effect on Landlord’s goals and plans. Notwithstanding the foregoing, Tenant shall have no obligation to construct the Improvements in accordance with Tenant’s Preliminary Plans and may alter, increase or reduce the scope of any planned Improvements, whether or not depicted on the Tenant’s Preliminary Plans; provided, however, that the Improvements shall at all times be consistent with a first-class office, science and technology campus.

(b) Notwithstanding anything contained in this Lease to the contrary, Landlord shall have the right to terminate this Lease, at Landlord’s sole discretion, in the event that either (a) Tenant fails to commence construction of the Improvements within six (6) months of the completion of the Phase 1 Landlord’s Work, or (b) following such commencement of construction, such construction is not completed (to be evidenced by a permanent certificate of occupancy having been issued for the Improvements) on or before the date that is twenty-four (24) months from the date of commencement of construction; provided, however, that each of the foregoing time periods shall be automatically extended due to delays caused by force majeure. The parties agree to confirm in writing the date of completion of the Phase I Landlord Work and the commencement of construction of the Improvements. Landlord may exercise the foregoing termination right, if at all, by giving written notice of such termination to Tenant within ten (10) days following the expiration of the applicable time period and thereupon this Lease shall terminate on the date thereof, as though such date were the date set forth in this Lease for the expiration of the Term. Failure of Landlord to provide such written termination notice within said ten (10) day time period shall cause such termination right to be null and void.

(c) Where possible, Landlord shall permit Tenant to deposit any excess waste, soil or other materials generated from any excavations, grading and utility installations in connection with the construction of the Improvements in a location within the Site designated by Landlord, and in a manner as directed by Landlord so as to stabilize the same and consistent with Landlord’s intended development of the Site.

(d) Road Work.

(i) Road #2. The parties shall use commercially reasonable efforts to obtain approval from DelDOT to relocate the curb cut and roadway associated with Road #2 in a westerly direction to the approximate location shown on Exhibit F. In the event such relocation is approved by DelDOT, the parties shall negotiate in good faith toward an agreement regarding the sharing of costs associated with such relocation. Until any such relocation, the portion of Road #2 lying within the Premises shall be available for use by Landlord, its assignees, tenants, agents and invitees. This portion of Road #2 lying within the Premises shall be treated as a Common Area and Facility for purposes of maintenance responsibility and cost sharing. Tenant may relocate the portion of Road #2 lying within the Premises to another location within the Premises, but the same may not be relocated such as to materially interfere with Landlord’s, its assignees’, tenants’, agents’ and invitees’ use thereof as a Common Area and Facility.

(ii) Road #1. Landlord shall improve and extend Road #1 along the easterly and northerly sides of the Premises, as shown in the shaded area of Exhibit “F”, attached hereto, and Landlord shall pay all costs associated with such road extension, except that Tenant shall be responsible for $195,000.00 of such costs. Tenant shall enjoy access to Road #1 at all times following its completion. The Road Work for Road #1 shall be completed on a date which is no later than the date on which Tenant receives a Certificate of Occupancy from the City of Newark. Landlord shall obtain all road Permits at its sole cost and expense.

4.3 Alterations. With Landlord’s consent, not to be unreasonably withheld, conditioned or delayed, Tenant shall have the right, at its sole cost and expense, to reconfigure, make changes, additions or alterations, structural or otherwise, to the Improvements during the Term, including, without limitation, buildings for Tenant’s Vendor/Partners (the “Alterations”); provided, however, interior changes, additions or alterations do not require Landlord’s consent. During the Term, the Improvements including, without limitation, all additions, alterations and improvements thereto or replacements thereof and all appurtenant fixtures, machinery and equipment installed therein shall be the property of Tenant. Any and all Improvements upon the Site at the expiration or sooner termination of this Lease, then become the property of Landlord and shall be surrendered at that time in their vacant, “broom clean” condition, casualty and condemnation excepted. Furthermore, in no event shall Tenant be liable to Landlord for any diminution in value of any portion of the Premises or of the Site that may result from Tenant’s Alterations or the Improvements.

4.4 Liens.

(a) Tenant shall keep the Premises free from any liens arising from any labor performed by or on behalf of, or materials furnished to, Tenant; provided, however, that Tenant may dispute any such lien so long as Tenant either causes such lien to be bonded within sixty (60) days or otherwise provides adequate assurance or creates an adequate reserve for the disputed portion of such lien. If any such lien attaches, and the same is not discharged of record or bonded off within sixty (60) days after Landlord notifies Tenant thereof, then Landlord shall have the option to discharge the same and Tenant shall reimburse Landlord for reasonable, direct costs associated with the removal of any such lien within five (5) business days of demand therefor as Additional Rent.

(b) Nothing contained in this Lease shall be construed as constituting the consent or request of Landlord, express or implied, to or for the furnishing of any labor, services or materials for any construction, alteration, addition, repair or demolition of or to the Premises or Improvements, or any part thereof. Notice is hereby given that Landlord will not be liable for any labor, services or materials furnished or to be furnished to Tenant, or to anyone holding the Premises or the Improvements or any part thereof through or under Tenant, and that no mechanic’s or other lien for any such labor, services or materials shall attach to or affect the interest of Landlord in and to the Premises or Site.

4.5 The right of plan approval and disapproval reserved to Landlord in this Section 4 shall be exercisable by, and inure solely to the benefit of, Landlord and its successors in interest hereunder. In no event shall anything contained in this Section 4 be construed as conferring upon any person other than Landlord and its successors in interest hereunder any right to approve or disapprove the construction, erection, substitution, replacement or maintenance of any Improvements hereafter located upon the Premises. Landlord’s review of any plans shall be/was solely for Landlord’s benefit and may not be relied upon in any manner by Tenant or any third party, and Landlord shall not be deemed to have warranted or affirmed the sufficiency, the legality or the effectiveness thereof, and such approval shall not constitute any warranty or affirmation by Landlord with respect thereto.

5. RENT.

5.1 Upon the full execution of this Lease, Tenant shall pay to Landlord the Base Rent for the Initial Term. Commencing on the first day of the first Extension Term, Tenant shall pay Landlord the annual Base Rent, as determined in accordance with Section 2.3 above, in equal monthly installments on the first day of each calendar month in advance and without prior notice or demand. All Rent shall be payable to Landlord at its offices set forth in the Schedule of Terms, or to such other address as Landlord may so notify Tenant from time to time.

5.2 If Tenant shall fail to pay any Additional Rent when the same shall become due, following the expiration of applicable notice and cure periods, Landlord shall have all rights, powers and remedies with respect thereto as are provided herein or by law in the case of non-payment of Base Rent and shall, except as expressly provided herein, have the right to pay the same on behalf of Tenant. All payments of Base Rent and Additional Rent not timely paid by Tenant to Landlord within ten (10) days after the applicable notice and cure periods shall bear interest at a rate five (5) percentage points above the rate published as the prime rate in the Money Rates column of the Wall Street Journal, from time to time, prevailing as of the date(s) on which such payment(s) became due, from the date(s) on which such payment(s) became due, until paid. Tenant shall perform all of its obligations under this Lease at its sole cost and expense, and shall pay all Base Rent and Additional Rent when due, without notice or demand.

6. TAXES.

6.1 Payment of Taxes. Commencing on the Effective Date, unless paid directly by Tenant to any Governmental Authority, Tenant shall pay to Landlord one hundred percent (100%) of Taxes during the Term. Tenant shall pay one hundred percent (100%) of such Taxes on an annual basis within thirty (30) days after the date that Tenant receives from Landlord an invoice for such Taxes for the tax year(s) in question issued by the appropriate Governmental Authority; subject, however, to Tenant’s right of contest as hereafter set forth, and, provided further, Tenant shall not be responsible for any late fees, charges, penalties or interest due to Landlord’s delinquency or delay in payment of such Taxes. If any such invoice shall cover any period of time prior to the Effective Date or after the expiration of the Term, Tenant’s payment shall be appropriately prorated. Other than the payment of one hundred percent (100%) of Taxes, Tenant shall not be required to pay any other tax, levy, assessment or charge assessed against Landlord, including levies on rent and any gift, estate or inheritance tax. Landlord shall deliver evidence, reasonably acceptable to Tenant, that such Taxes have been paid in full within thirty (30) days after Tenant’s payment to Landlord thereof. Landlord also shall deliver to Tenant copies of all notices relating to the imposition of new Taxes, or the increase in real estate tax rates or assessments, at least twenty (20) days prior to any deadline for the filing of a contest to such imposition or increase as a matter of right so that Tenant may have ample time to contest the same.

6.2 Contesting Taxes. Tenant shall have the privilege, before delinquency occurs, of contesting the legality or amount of any such Taxes levied against the Premises in the name of Tenant, or, with Landlord’s consent, not to be unreasonably withheld, conditioned or delayed, both Landlord and Tenant. If Tenant, in good faith, believes such Taxes to be illegal or excessive, then Tenant may defer payment thereof as long as Tenant, at its sole cost and expense, shall diligently and in good faith contest the existence, amount or validity thereof by appropriate proceeding, provided such contest shall not subject Landlord to the risk of any civil or criminal liability; provided, however, that if payment of the whole or any part thereof becomes necessary to prevent the forfeiture of title to or a sale of the Premises, or to prevent eviction of either Landlord or Tenant because of non-payment thereof, Tenant shall pay the same to prevent such forfeiture, sale or eviction. Any such contest, in the first instance, shall be at the cost and expense of Tenant. Each refund of such Taxes so contested shall be paid to Landlord, but Landlord shall promptly remit to Tenant, upon receipt of such refund, all costs and expenses of such contest advanced by Tenant before retention or distribution, as the case may be, of the balance of such refund. Thereafter, Landlord shall promptly remit the balance of such refund to Tenant if Tenant has paid such Taxes. If Landlord receives a reimbursement, refund, credit or other retroactive adjustment of Taxes after Tenant has paid the same, Landlord shall promptly remit to Tenant upon receipt, such reimbursement, refund, credit or other retroactive adjustment, which payment obligation shall survive the Expiration Date of this Lease. The foregoing right of contest shall equally extend to any right to apply for or to request an abatement, deferral or reduction of Taxes relating to or arising from the completion or installation of any alterations or improvements to the Premises.

6.3 Determination of Taxes. If the Premises is taxed as part of either a larger tract of the entire Site, Landlord agrees to use its best efforts to have the Premises designated as a separate parcel for taxing purposes so that the assessed valuation of the land and buildings shall relate only to the land constituting the Premises and the Improvements. If the Premises is taxed as a portion of a larger tract or the entire Site and Landlord is unable to have the Premises designated as a separate parcel for taxing purposes, so that taxes are assessed upon the larger tract of which the Premises is a portion, Tenant agrees to pay that portion of the Taxes that is reasonably attributable to the Premises and the Improvements, determined as follows:

(a) If Taxes are identified or apportioned by the taxing authorities or are identifiable or apportionable based on valuation or other information furnished by the taxing authority so that the portion of the Taxes attributable to the value of the land can be distinguished from the portion of the Taxes attributable to the value of the buildings, then as to that portion of the Taxes attributable to the value of the land, Tenant will pay a percentage of such portion of the Taxes determined by dividing the area of the Premises by the total area of the larger tract or the entire Site, and as to the portion of the Taxes attributable to the value of the buildings, Tenant will pay a percentage of such portion of the Taxes determined by dividing the gross floor area of the Improvements by the gross floor area of all buildings located on the larger tract or the Site.

(b) If Taxes are not identified or apportioned by the taxing authority and are not identifiable or apportionable based on valuation or other information furnished by the taxing authority so that the portion of the Taxes attributable to the value of the land cannot be distinguished from the portion of the Taxes attributable to the value of the buildings, then as to all Taxes, Tenant will pay a percentage of the Taxes determined by dividing the area of the Premises by the total area of the larger tract or the Site, or by some other method reasonably agreed upon by Landlord and Tenant.

(c) Unless the Premises is taxed on its own, based on its own tax parcel number, in which case only the tax bills need be provided to Tenant, Landlord’s invoice for Taxes shall set forth (A) the total Taxes on the larger tract accompanied by a copy of the tax bill; (B) whether the total Taxes on the larger tract are identifiable or apportionable between land and buildings and if so, the amount of Taxes attributable to the land and the amount of Taxes attributable to buildings; and (C) Tenant’s portion of the total Taxes together with a statement showing how Tenant’s portion was calculated in accordance with this Section.

6.4 Tax Incentives. At Tenant’s request, Landlord shall use commercially reasonable efforts (but at Tenant’s cost and expense) to subject the Premises to any business and economic development incentive programs made available by Governmental Authorities to abatement any personal or real property taxes due in connection with the Project and/or the Premises. Tenant agrees to reasonably cooperate with Landlord to seek such tax benefits.

7. USE OF PREMISES.

7.1 Covenants, Conditions and Restrictions. Landlord intends to use the Site as a science and technology campus. Following the execution of this Lease, Landlord shall have the right to impose reasonable covenants, conditions and restrictions on the construction, development and use of the Site (the “Declaration”). Landlord shall submit the Declaration to Tenant for Tenant’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant may, in its sole and absolute discretion, disapprove any provision of the Declaration that (i) materially interferes with or restricts any of Tenant’s Permitted Uses of the Premises under this Lease, (ii) materially increases the obligations or decreases the rights of Tenant under this Lease, (iii) applies to Tenant or the Premises in a discriminatory manner, (iv) grants any lien that purports to be superior to Tenant’s interest in this Lease unless such lien is expressly subordinate to the lien of any Lender, (v) grants any other occupants of the Site the right of ingress or egress on or over the Premises, or (vi) otherwise materially interferes with Tenant’s use, occupancy or quiet enjoyment of the Premises. Tenant agrees to subject this Lease to the terms of any Declaration approved by Tenant in accordance with the terms of this paragraph.

7.2 Use. Tenant and Tenant’s Agents (including any Permitted Transferee) may use the Premises for the construction, operation, repair, replacement or modification of the Project, and the construction, location, use and operation of facilities for any of Tenant’s Vendor/Partners

(the “Permitted Uses”). Landlord’s consent, not to be unreasonably withheld, conditioned or delayed, shall be required for any use other than the Permitted Uses, but in any and all events, any Permitted Uses must be permissible under all applicable Laws and consistent with a first-class office, science and technology campus.

7.3 Compliance with Legal Requirements.

(a) Except as otherwise provided in this Lease, Tenant, throughout the Initial Term and Extension Terms, if any, and at no expense whatsoever to Landlord, shall comply promptly or cause prompt compliance with all laws (including, without limitation, Environmental Law) and ordinances and the orders, rules, regulations and requirements of duly constituted public authorities, foreseen or unforeseen, ordinary as well as extraordinary, and whether or not the same shall presently be within the contemplation of the parties hereto or shall involve any change of governmental policy and irrespective of the cost thereof, which may be applicable to the Premises or Improvements, or the construction, repair or alteration thereof including, without limitation, the fixtures and equipment thereof or the use or manner of use of the Premises or Improvements. Tenant further agrees that it will, at its own cost and expense, fully and faithfully perform and observe all requirements and conditions of all contracts (including insurance policies), agreements and covenants applicable to the Premises or the ownership, occupancy or use thereof which are in existence and known to Tenant on the date hereof or which are hereafter entered into by Tenant or by Landlord with the consent of Tenant, including but not limited to, all requirements and conditions set forth in instruments recorded as of the Effective Date of this Lease and in any instrument recorded thereafter with the consent of Tenant.

(b) Tenant represents, warrants and covenants that Tenant’s (or any assignee’s or subtenant’s) use of the Premises will not result in or involve the use, generation, manufacture, refining, transportation, treatment, storage, handling or disposal of any Regulated Substances except in compliance with applicable Laws and as necessary for the Permitted Use.

(c) In addition to Landlord’s direct right to claim against Tenant for its breach of the provisions of the immediately preceding subparagraph (b) Tenant shall indemnify and hold harmless Landlord, its members, directors, officers, partners and any of its employees, against all cost incurred (including, without limitation, amounts paid pursuant to penalties, fines, orders, judgments or settlements and as attorney’s fees), arising out of any claim made by Federal, State or local agencies or departments or private litigants or third parties with respect to violations or alleged violations by Tenant or any of its agents, employees, contractors or invitees, or anyone holding the Premises or the Improvements or any part thereof through or under Tenant, of the provisions of the immediately preceding subparagraph (b). This obligation shall survive termination of this Lease.

(d) Landlord Cooperation.

(1) Generally. Subject to Landlord’s prior consent, not to be unreasonably withheld, conditioned or delayed, Landlord, from time to time, at the request of Tenant and at Tenant’s cost and expense, shall: (a) execute any documents, petitions, applications, and authorizations as are appropriate or required to obtain any permits, licenses, variances, approvals, subdivision plats, or other governmental approval or authorization for the Premises or any Improvements as contemplated in this Lease; (b) release existing easements or other rights in the nature of easements which are for the benefit of the Premises, (c) grant easements and other rights in the nature of easements related to the use of the Premises contemplated in this Lease including, but not limited to, easements and rights related to access to public roadways, and utility installations; (d) dedicate or transfer unimproved portions of the Premises for road, highway or other public purposes; (e) execute amendments to any covenants and restrictions affecting the Premises; and (f) execute and deliver to any person any instrument appropriate to confirm or effect such grants, release, dedications and transfers (to the extent of Landlord’s interest in the Premises), but only upon delivery to Landlord of a certificate from Tenant stating that such requested document is appropriate, required or beneficial for and not detrimental to the proper conduct of the business of Tenant at the Premises and does not materially reduce the value of the Premises.

(2) Railroad matters. The parties agree that Tenant may find it useful to take advantage of the shipping and logistical opportunities provided by the existence of a railroad freight yard immediately to the north of the Site. Tenant may make whatever arrangements it desires with the owner of such freight yard for the establishment, at no cost to Landlord, of loading and shipping facilities located on such freight yard. Landlord shall provide Tenant truck access from the Premises across the remainder of the Site, to a point on the northerly border of the Site which is reasonably selected by Landlord for access to such railroad freight yard. The path of such access shall determined and may be altered by Landlord in its reasonable discretion.

8. UTILITIES.

(a) Landlord shall be responsible at its sole cost for bringing to the Premises all utilities (i.e. water, gas, electric, phone, cable and T-3 Internet, but excluding sanitary sewer, which is the sole responsibility of Tenant, at Tenant’s sole cost) in sufficient quantities necessary for the construction of the Improvements and initial use of the Premises for the Project. From and after the commencement of construction of the Improvements, Tenant shall pay all utility imposed with respect to the Premises and the Improvements and consumed by Tenant during the Term of this Lease. The parties shall negotiate in good faith to reach agreement on the point of entry onto the Premises for the utilities, such agreement to be reached at or before a time which is consistent with the needs of Tenant’s construction schedule but, in no event, later than April 1, 2012. The parties agree that the objective of their negotiations is the selection of points of entry which captures the optimal compromise of the respective interests of the parties.

(b) Temporary electric (120/240 volts, 100 amps), temporary potable water sufficient for Tenant’s initial construction and fire needs (i.e., construction trailer needs) at the Premises and shall be brought to the Premises by Landlord at Landlord’s cost.

(c) Final utilities shall be brought to the boundary of the Premises by Landlord on or before August 15, 2012. The utilities shall be in the following capacities:

	Phase 1 - Q2 2013	Phase 2 - Q3 2014
Water (GPD)	6,750	23,130
Sewage (GPD)	6,750	20,250
Gas (CFH)	27,415	27,415
Electricity (kVA)	3,200	9,000
Network (Mbps)	110	1000

For purposes of the final utilities, in the event that Landlord runs the final utility lines along the easterly side of Road #1, Tenant shall pay Landlord for the cost that Tenant would have incurred had Tenant brought the same utility lines from the southern lot line of the Premises to the same distance from Tenant’s building utility interconnection point as Road # 1’s distance from Tenant’s building utility interconnection point. If Landlord desires to oversize the utilities for use by other tenants on the Site, Landlord may do so at its sole cost and expense, however, Landlord shall be responsible for any proportionate costs associated with any such oversizing. For example, if Landlord oversizes the utilities by 60%, then Landlord is responsible for 60% of the trench digging costs on the Premises.

9. MAINTENANCE AND REPAIR. Throughout the Term, Tenant shall, at Tenant’s sole cost and expense, keep the Improvements and Premises in good and lawful order and condition (including, without limitation, all landscaping and sidewalks and curbing and storm water management ponds and drainage mechanisms constructed by Tenant whether located on or off the Premises), in keeping with an overall first-class office, science and technology campus, and in connection therewith, shall make or cause to be made all necessary repairs, alterations and/or replacements thereto, interior, exterior, structural and nonstructural, reasonable wear and tear excepted. All such repairs, alterations, and replacements shall be equal in quality to the original work.

10. SIGNAGE. Tenant shall be permitted to place interior and exterior signs including those that identify the names and/or logos of Tenant or Tenant’s Agents at the Premises and throughout the Improvements consistent with Tenant’s business practices and in compliance with all Laws. Landlord hereby grants Tenant the right, upon the termination, cancellation, or expiration of this Lease, to enter upon the Premises and remove any and all such signs, it being understood that Tenant shall repair any damage thereby caused to the Premises or the Improvements at its sole cost and expense. Tenant, at its expense, shall be permitted to place a panel on any pylon or monument signs erected by Landlord at any entrances to the Site. If any occupant of the Site is permitted to erect a pylon or monument sign at the Site or any additional pylon or monument signs are constructed at the Site, then in either event, Tenant shall be granted a similar privilege at its option to place a panel on Landlord’s pylon or monument sign or erect a pylon or monument sign at a location at the Site to be reasonably agreed upon by Tenant and Landlord.

11.	COMMON AREAS AND FACILITIES; EASEMENTS.

11.1 Grant. Tenant and Tenant’s Agents shall have the non-exclusive right of access to, egress from, and use of all Common Areas and Facilities, which shall be available to Tenant and Tenant’s Agents seven (7) days a week, twenty four (24) hours a day. Landlord hereby grants to Tenant and Tenant’s Agents, during the Term of this Lease, the use of all easements, rights and privileges appurtenant to the Premises together with the nonexclusive right to use all curb cuts (including all curb cuts on Christiana Parkway) driveways, roads, alleys, and means of ingress and egress to the Premises and located on the Site and all streets and highways abutting and adjacent to the Premises and Site for the purposes of pedestrian, service and vehicular access, ingress and egress to, from and between the Premises, the Site and the streets and highways abutting and adjacent to the Premises and Site without payment of any fee or other charge therefor (except as otherwise provided herein in connection with Tenant’s payment of its Proportionate Share for the maintenance and repair of the Common Areas and Facilities), which easements shall run as covenants with the Premises, provided that the aforesaid access and use by Tenant and Tenant’s Agents does not materially interfere with Landlord’s intended development and operation of the Site as an office, science and technology campus. The foregoing notwithstanding, Tenant, its Agents, contractors and employees, shall be permitted to park trucks on the Premises and not on any other portion of the Site.

11.2 Utility Easements. At Tenant’s request, subject to Landlord’s consent, not to be unreasonably withheld, conditioned or delayed, but subject to not materially interfering with Landlord’s intended development of the Site, Landlord shall grant reasonable easements to utility companies as may be required to service the Improvements. Tenant agrees to grant Landlord reasonable non-exclusive easements for underground utilities over and across the Premises for the benefit of the Site at such locations as may be mutually agreed upon by Landlord and Tenant, acting reasonably, provided, that such easements shall not substantially interfere with or obstruct Tenant’s construction, use, operation or maintenance of the Project or otherwise interfere with Tenant’s Permitted Use of the Premises.

11.3 Operation. As the same are constructed and completed, Landlord agrees to keep (or cause to be kept) the Common Areas and Facilities in good maintenance and repair. Tenant shall pay Tenant’s Proportionate Share of the cost of maintaining and repairing the Common Areas and Facilities pursuant to any Declaration approved by Tenant in accordance with the provisions of this Lease, or, if such Declaration has not been imposed by Landlord, Tenant shall be responsible for Tenant’s Proportionate Share of the maintenance and repair of the Common Areas and Facilities. From time to time, and prior to any invoice for such Proportionate Share, as Landlord’s plans for the Site develop and it plans to construct specific items of Common Area and Facilities, Landlord shall so advise Tenant and, at Tenant’s election, the parties shall discuss whether any particular item meets the definition of Common Area and Facilities provided by this Lease. Invoices for such Proportionate Share shall be accompanied by reasonable documentation and due within thirty (30) days of receipt.

11.4 General Covenants. Landlord agrees that (a) no fences or other obstructions prohibiting access to and from the Premises and the remainder of the Site shall be constructed during the Term and access to the Premises shall not be limited or restricted in any material way by Landlord; (b) Landlord shall not cause or permit any changes to the Common Areas and Facilities or other aspects of the Site that would materially interfere with Tenant’s use or occupancy of the Premises and the operation of Tenant’s business therefrom or materially increase the obligations (except for Tenant’s obligation to pay its Proportionate Share for the Common Areas and Facilities) or decrease the rights of Tenant under this Lease and (c) Landlord shall not materially interfere with the operation of Tenant’s business from the Premises.

11.5 Temporary Closing of the Site. Any temporary closing of the Site by Landlord to prevent the acquisition of public rights shall not occur unless Landlord reasonably believes that such closing is required and shall not extend past the minimum period of time required by Law to prevent the acquisition of such public rights. If any such closure extends beyond the minimum period of time required by Law to prevent the acquisition of such public rights then, in addition to Tenant’s other rights and remedies, Tenant shall be allowed to abate the payment of Rent required hereunder for each day in excess of the minimum period of closing required by Law.

11.6 Sanitary Sewer Connection/Use. Tenant shall be entitled to utilize Tenant’s Proportionate Share of any sewer connection fee credits and/or sewer related use credits (collectively “Credit”) Landlord may be entitled to receive from New Castle County as a result of the operations and uses at the Site by Landlord or any prior owner or operator.

12.	ASSIGNMENT AND SUBLETTING.

12.1 (a) Tenant shall not assign this Lease (which assignment may only be in its entirety) or sublet all or any portion of the Premises without Landlord’s prior consent which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant shall have the right without Landlord’s prior consent to assign this Lease in its entirety or sublet all or any portion of the Premises to: (i) any corporation, limited liability company or partnership into or with which Tenant may be merged or consolidated; (ii) any corporation, limited liability company or partnership which shall be an affiliate, subsidiary, parent or successor of Tenant; (iii) any company or person who is a joint venturer or partner with Tenant in the use and operation of the Project; (iv) any Vendor/Partner (such Transfers to a Vendor/Partner, a “Vendor Transfer”, and each, of the foregoing, a “Permitted Transfer” and any such transferee, a “Permitted Transferee”); provided that: (x) with respect to a Vendor Transfer, Tenant notifies Landlord of any Permitted Transfer at least fifteen (15) days prior thereto and with respect to any other Permitted Transfer, Tenant notifies Landlord of such Transfer within fifteen (15) days thereafter; (y) except for a Permitted Transfer in which Tenant is the surviving entity, the assignment or subletting is by written agreement and a copy thereof is provided by Tenant to Landlord at least fifteen (15) days thereafter; and (z) any assignment or subletting shall not release Tenant from any of the terms, covenants, conditions or provisions of this Lease. Landlord specifically acknowledges that Tenant may convert its structure into any other type of structure as may be permitted by Laws, and in any such event, the conditions of clauses (x) through (z) shall not apply and Landlord’s consent shall not be required. The sale, issuance or transfer of Tenant’s stock or other equityholders interest shall not, under any circumstances, be deemed an assignment or other transfer of this Lease or the Premises.

By way of example and without limitation, the parties agree it shall not be unreasonable for Landlord to withhold consent if, as reasonably determined by Landlord: (a) the proposed assignee or subtenant would use the Premises or Improvements for a purpose or in a manner which is not in strict conformity with all of the requirements of this Lease or (b) the business reputation or character of the proposed assignee or subtenant is not consistent with the operation of the Site as a first class office, science and technology park. Furthermore, notwithstanding anything in the Lease to the contrary, under no circumstances shall Tenant sublet all or any portion of the Premises or the Improvements to any party which is not a Vendor/Partner.

(b) Each sublease entered into by Tenant shall contain provisions pursuant to which the subtenant agrees that (a) the sublease is subject and subordinate to this Lease and all amendments and modifications and renewals of this Lease; (b) in the event any person, firm, corporation or other entity (including Landlord) acquires Tenant’s interest in the Premises, the subtenant shall, upon request, attorn to and become the tenant of such person, firm, corporation or other entity upon the same terms and conditions as are set forth in this Lease for the balance of the Term; (c) no such person, firm, corporation or other entity will be liable for the acts or omissions of Tenant as sublessor under the sublease; and (d) the subtenant will give Landlord notice and opportunity to cure any default by Tenant as landlord under the sublease, prior to exercising any remedies by reason of such default.

(c) No assignment of this Lease or sublease of the Premises shall release or relieve Tenant of its liabilities and obligations under this Lease. Each assignee of Tenant’s interest under this Lease shall assume and be deemed to have assumed this Lease and shall be and remain liable with Tenant for all payments and for the due performance of all terms, covenants and conditions herein contained on Tenant’s part to be observed and performed from and after the date of such assignment. No assignment shall be binding upon Landlord unless the assignee shall deliver to Landlord an instrument in form and substance satisfactory to Landlord containing a covenant of assumption by the assignee, but the failure or refusal of an assignee to execute and deliver the same shall not release assignee from its liability as set forth in this Section.

13.	INSURANCE AND INDEMNITY.

13.1 Tenant’s Obligation. At all times during the Term of this Lease, Tenant, at its own cost and expense, shall maintain, with insurance companies duly licensed or authorized to do business in the State of Delaware, which are rated by A.M. Best “A” or better with a Financial Rating of at least “VIII”, the following insurance coverages and limits:

(a) Comprehensive General Liability Insurance. Tenant shall provide commercial general liability insurance with a Five Million Dollars ($5,000,000.00) per occurrence combined single limit for personal injury, bodily injury (including death) and property damage. Coverage should be written on ISO Form CG 00 01 12 07, or its equivalent, and must not include any exclusion for explosion, products/completed operations, or cross liability. Said coverage shall insure against any claims occurring in connection with or arising in any way out of the use and/or occupancy of the demised Premises by Tenant. The coverage afforded to additional insureds under Tenant’s policy shall be primary and non-contributory with any insurance carried by the Landlord. Defense costs shall be provided and shall be in addition to the limits required.

(b) Property Insurance. Tenant shall insure all Improvements against loss or damage. Such insurance shall be effected on an “All Risks” basis in an amount sufficient at all times to cover the full repair, restoration or replacement cost of such real property (excluding foundations, and shall not be subject to any coinsurance provision. Unless this Lease is terminated following a casualty, all proceeds from such insurance as respects loss or damage shall be used to repair, restore and replace the Improvements. In the event that Tenant elects not to repair, restore or replace damaged property in accordance with Section 15 hereof and Tenant fails to perform its post-casualty obligations under Section 15 of the Lease, such proceeds shall be assigned to Landlord in an amount sufficient to complete Tenant’s post-casualty obligations as provided in Section 15 of this Lease.

(c) Environmental Liability Insurance. Tenant shall procure and maintain for the duration of this Lease insurance against claims for injuries to persons or damages to property and for clean-up which may arise from or in connection with Tenant and Tenant’s operations and interest in, on or about the Premises, excluding any claims arising solely from environmental conditions existing on the demised Premises site at the commencement of this Lease. Limit of insurance should not be less than $10,000,000 per loss providing coverage for:

(i) bodily injury, sickness, disease, mental anguish or shock sustained by any person, including death;

(ii) property damage including physical injury to or destruction of tangible property including the resulting loss of use thereof, clean up costs, and the loss of use of tangible property that has not been physically injured or destroyed, natural resource damages;

(iii) defense, including costs, charges and expenses incurred in the investigation;

(iv) Clean-up, both on- and off-site; and

(v) List the Lease and the Environmental Indemnity as insured contracts.

For losses that arise from the Tenant’s facility or operations, coverage shall apply to sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water, which results in bodily injury, property damage or clean-up. Landlord acknowledges and agrees that the environmental insurance policy provided to and reviewed by Landlord prior to the Effective Date satisfies the requirements of the foregoing subparagraph (c).

(d) Other Insurance Provisions. The insurance coverages required by this Lease each are to contain, or be endorsed to contain, the following provisions:

(i) Landlord, the University of Delaware, and the trustees, employees and agents of both are to be covered as additional insureds without liability for premiums or the acts or omissions of the named insureds. The coverage shall contain no special limitations on the scope of protection afforded to Landlord, the University of Delaware, and the trustees, employees and agents of both.

(ii) For any claims related to this Lease, the Tenant’s insurance coverage(s) shall be primary insurance as respects Landlord, the University of Delaware and the trustees, employees and agents of both. Any insurance or self-insurance maintained by Landlord, the University of Delaware, and the trustees, employees and agents of both shall be excess of the Tenant’s insurance and shall not contribute with it.

(iii) Each insurance policy required by this Lease shall be endorsed to state the coverage shall not be suspended, voided, or cancelled by either party except after thirty (30) days prior written notice by certified mail, return receipt requested, has been given to Landlord.

(iv) If any of the aforementioned insurance policies are written on a claims-made basis, the Tenant warrants that a) the policy retroactive date will not be later than the Effective Date, and b) continuous coverage will be maintained or an extended discovery period will be exercised for a period of two years beginning from the time the term of this Lease has ended.

(v) Neither Landlord’s failure to insist that any insurance documentation or evidence of payment be delivered, nor Landlord’s acceptance of any of the same shall relieve Tenant from any obligation under this Section of the Lease.

(vi) Certificates of insurance evidencing all coverage required herein shall be provided to Landlord at the commencement of this Lease and at least annually thereafter. All required certificates of insurance shall eliminate the wording ‘endeavor to’ and ‘but failure to mail such notice shall impose no obligation of liability of any kind upon the company, its agents or representatives’ from the cancellation provision. Certificates of insurance provided by Tenant to Landlord shall serve as adequate evidence of compliance by Tenant with the provisions of Paragraph 13, and all of its subparagraphs.

(vii) All property insurance policies required to be maintained hereunder shall include a waiver of subrogation in favor of Landlord and the University of Delaware.

(viii) Any deductibles mandated by the insurance required to be maintained hereunder shall be fully assumed by Tenant.

13.2 Landlord’s Indemnity. Landlord agrees to indemnify, defend and hold harmless Tenant and Tenant’s Agents during the Term against and from all claims, losses (which shall not be limited to the loss or restriction of use of the Premises), liabilities, costs, actual damages or expenses (including reasonable attorney’s, consultant’s and expert fees and expenses actually incurred) but excluding consequential damages, directly or indirectly arising out of or attributable to any injury to any person (including death) or damage to any property (“Losses”) which arise from Landlord’s acts, omissions, negligence, willful misconduct or from the failure of Landlord to keep, observe and perform any of the terms, covenants, conditions and provisions of this Lease to be kept, observed or performed by Landlord, unless the same is caused by the act or omission, negligent or intentional, of Tenant or Tenant’s Agents. The provisions of this Section 13.2 shall be in addition to, but not in limitation of, the Environmental Indemnity.

13.3 Tenant’s Indemnity. Subject to the Environmental Indemnity, Tenant covenants and agrees, at its sole cost and expense, to indemnify and save harmless Landlord, Landlord’s Agents, the University of Delaware, and any officer, director, trustee or member of Landlord and the University of Delaware from and against any and all Losses which arise from Tenant’s negligent acts, omissions, willful misconduct or from the failure of Tenant to keep, observe and perform any of the terms, covenants, conditions and provisions of this Lease to be kept, observed or performed by Tenant, unless the same is caused by the act or omission, negligent or intentional, of Landlord or Landlord’s Agents.

13.4 Scope of Indemnity. The scope and the extent of the respective obligations of Landlord and Tenant under this Section 13 shall be to the fullest extent permitted by Law, and also shall not be limited to the minimum dollar amounts of commercial general liability insurance to be maintained by Landlord and Tenant, respectively, under this Lease. The indemnification, defense and hold harmless provisions of this Section 13 shall survive the expiration of the Term. Notwithstanding the foregoing, neither party shall be liable to the other for consequential damages.

13.5 Waiver of Subrogation. Notwithstanding anything to the contrary in this Lease (but subject to the provisions of the Environmental Indemnity), as to any loss or damage which occurs upon the property of a party hereto, such party hereby releases the other from any and all liability for such loss or damage even if such loss or damage shall be brought about by the fault or negligence of such other party, or the agents, servants or employees of such other party; provided, however, that this release shall be effective only with respect to loss or damage that is caused by or results from a risk that is actually insured against or which is required to be insured against under the terms of this Lease or that would normally be covered by all risk property insurance.

13.	CONDEMNATION.

13.1 Taking. If the entire Premises shall be acquired by a Taking and such Taking is not deemed “temporary” (as that term is hereinafter defined), the rights and obligations of the parties hereunder (except rights and obligations arising prior to such Taking and except rights and obligations provided in this Section) shall terminate as of the date of such Taking. The parties hereby agree to look solely to the condemnation award for compensation in the proportions hereinafter provided for their respective interests in the Premises, and there shall be a full abatement in the payment of Rent and other sums payable by Tenant under the provisions of this Lease occurring after the date of the Taking.

13.2 Partial Taking.

(a) If there shall be a Taking of any portion (but less than all) of the Improvements or a Taking of the Premises such that access is denied or substantially impaired or a portion of the any parking areas serving the Premises (whether located within the Premises or the Common Areas and Facilities) is taken so that there are less than the lawfully required number of spaces and Tenant is unable to replace the spaces so taken on another part of the Site (at Landlord’s sole and absolute discretion) or such a substantial portion of the Improvements (but less than all) is Taken such that it shall no longer be reasonably economical or practical because of such Taking for Tenant to continue its business on the Premises, in its reasonable judgment, then Tenant shall have the right, at its option, to terminate this Lease by giving written notice to Landlord within ninety (90) days after Tenant’s receipt of notice of such Taking and the condemnation award shall be equitably apportioned as set forth in Section 14.4 below.

(b) If Tenant does not elect to terminate this Lease, Rent shall be reduced, as of the date of Taking, in the same proportion that the ground area of the Site so taken compares to the total land area of the Site immediately prior to such Taking and Tenant shall restore the Improvements to the extent of available condemnation proceeds to a viable economic unit.

13.3 Temporary Taking. If there is a temporary Taking (90 days or less) of all or part of the right to possession and use of the Premises, Tenant shall be entitled to that portion of the award, to the extent that it relates to a period within the Term, and there shall be no abatement or reduction in Rent.

13.4 Condemnation Award. In the event of any Taking, Landlord shall be entitled to receive any award allocated to Landlord’s fee interest in the Site and its reversionary interest in the Improvements, and Tenant shall be entitled to receive any award allocated to the Improvements, net of the reversionary interest of Landlord. If the condemning authority does not make separate awards and the parties are unable to agree as to the amounts to be allocated to the respective interests of Landlord and Tenant hereunder, then each party shall select an Appraiser and each Appraiser shall separately determine the amount of the condemnation award allocable to the respective interests of Landlord and Tenant. If the awards each Appraiser allocates to the parties: (i) are within 10% of each other, the awards shall be averaged and such average shall be the final allocation of the award; or (ii) are not within 10% of each other, the two Appraisers shall then select a third Appraiser who shall independently allocate the award between Landlord and Tenant, which must be either Landlord’s Appraiser’s allocation or Tenant’s Appraiser’s allocation as submitted, but no other amount or compromise between the two.

14.	DAMAGE TO OR DESTRUCTION OF PREMISES.

(a) Improvements Occupied by Tenant. In the event of total or partial destruction of the Improvements occupied by Tenant by fire or other casualty, Tenant agrees to promptly and diligently assert and pursue its lawful claim for insurance proceeds and promptly, after receipt of insurance proceeds (except in the case of steps reasonably necessary to secure the Premises safely, in which case Tenant’s duty take such steps shall not await the receipt of insurance proceeds), restore and repair the Improvements at Tenant’s expense; provided, however, that in the event the Improvements are so destroyed that they cannot be repaired or rebuilt within one hundred eighty (180) days after the date of the damage or destruction, then Tenant may, upon thirty (30) days written notice to Landlord, which election must be made within one hundred and twenty (120) days of the casualty, terminate and cancel this Lease and retain all proceeds of Tenant’s property insurance, provided, however, Tenant shall promptly (but in no event later than one-hundred (180) days from the date of such termination) remove all above grade structures and improvements (damaged or not) such as to bring the building(s) down to the slab, and the entire Premises shall be brought into compliance with all applicable Laws subject to any variances and/or grandfathered status. This obligation shall survive termination of this Lease. Thereafter, neither party shall have any further obligation hereunder except for those obligations that by their terms survive.

(b) Improvements Occupied by Vendor/Partner. In the event of total or partial destruction of a Vendor/Partner’s Improvements by fire or other casualty, Tenant agrees to promptly and diligently assert and pursue its lawful claim for insurance proceeds and promptly, after receipt of insurance proceeds (except in the case of steps reasonably necessary to secure the Premises safely, in which case Tenant’s duty take such steps shall not await the receipt of insurance proceeds), restore and repair the damaged Improvements at Tenant’s expense or Tenant shall promptly (but in no event later than one-hundred (180) days from the date of such casualty) commence to remove and diligently pursue the removal of all above grade structures and improvements (damaged or not) such as to bring the building(s) down to the slab, and the entire Premises shall be brought into compliance with all applicable Laws subject to any variances and/or grandfathered status,. This obligation shall survive expiration of this Lease.

15.	DEFAULTS.

15.1 Default by Tenant. Any other provisions of this Lease to the contrary notwithstanding, it shall be deemed to be an “Event of Default” under this Lease if: (a) Tenant fails to pay any installment of Rent which is due and payable hereunder by Tenant and such failure continues for a period of thirty (30) after Tenant’s receipt of notice thereof from Landlord, or (b) Tenant fails to keep, observe or perform any other term, covenant or condition of this Lease to be kept, observed or performed by Tenant and such failure continues after Tenant’s receipt of notice of default thereof from Landlord for more than thirty (30) days, provided that if the same cannot be cured within thirty (30) days, then within such additional time, if any, as is reasonably necessary to complete such cure, provided that Tenant has commenced such cure within the initial thirty (30) day period and diligently pursues such cure to completion, or (c) Tenant and/or Bloom Energy Corporation shall (i) voluntarily be adjudicated a bankrupt or insolvent; (ii) consent to the appointment of a receiver or trustee for itself or for any of the Premises or Improvements; (iii) file a petition in bankruptcy, or a petition or answer seeking reorganization under the Federal Bankruptcy Code, or a petition seeking relief under any other debtor relief law; or (iv) file a general assignment for the benefit of creditors; or (d) a court shall enter an order, judgment, or decree (i) appointing, with or without the voluntary consent of Tenant, a receiver or trustee for Tenant and/or Bloom Energy Corporation or for the Premises or

Improvements; or (ii) adjudicating Tenant and/or Bloom Energy Corporation bankrupt or approving a petition filed against Tenant and/or Bloom Energy Corporation which seeks reorganization of Tenant and/or Bloom Energy Corporation under the Federal Bankruptcy Code or seeks relief under any judgment or debtor relief law, and such order, judgment, or decree shall remain in force, undischarged or unstayed, ninety (90) days after it is entered or (e) Tenant abandons the Premises. For purposes of this Lease, abandonment shall be deemed to have occurred if Tenant ceases business operations at the Premises for a period of twelve (12) consecutive months or otherwise after vacating the Premises unequivocally evidences an intention to abandon indefinitely the Project.

15.2 Landlord’s Remedies for Tenant’s Default. If an Event of Default by Tenant shall have occurred and is continuing, automatically, and without the requirement of any notice or demand, during the Initial Term, the Base Rent due and payable hereunder shall immediately as of the date of such Event of Default convert to the Fair Market Rent determined in accordance with Section 2.3 and Landlord may, at its option:

(a) Terminate this Lease by giving fifteen (15) additional days’ prior notice thereof to Tenant and, upon the expiration of such notice period, this Lease shall terminate with the same force and effect as though the date of such notice were the Expiration Date, and all rights of Tenant hereunder shall expire and terminate, but Tenant shall remain liable as herein expressly provided;

(b) Exercise any other rights and remedies available to Landlord at law or in equity;

(c) During the Extension Term (and only during the Extension Term) after terminating this Lease, as Landlord may elect, Landlord may re-enter and repossess the Premises, or any part thereof, and lease the Premises to any other person upon such terms as Landlord shall deem reasonable, for a term within or beyond the Term. Any such reletting prior to termination shall be for the account of Tenant, and Tenant shall remain liable for (a) the excess, if any of (i) all Basic Rent, Additional Rent and other sums which would be payable under this Lease by Tenant in the absence of such expiration, termination or repossession, over (ii) the net proceeds, if any, of any reletting effected for the account of Tenant, determined by deducting from the gross proceeds of any such reletting all expenses incurred in connection with such reletting of the Premises, as determined by Landlord, including, without limitation, the following: (A) repossession costs; (B) attorneys’ fees and expenses; (C) brokers’ commissions and advertising costs; (D) costs of alterations, improvements, repairs and replacements; and (E) improvement allowances, free rent, and other concessions; and, (b) all other costs and expenses, direct or indirect, incurred as a result of Tenant’s breach of this Lease. If the Premises are sublet by Tenant to others at the time of any default, Landlord may, as Tenant’s agent, collect rents due from any subtenant and apply such rents to the Basic Rent, Additional Rent and other amounts due hereunder without in any way affecting Tenant’s obligations to Landlord. Such agency, being given for security, is hereby declared to be irrevocable;

(d) All remedies available to Landlord hereunder as a result of the occurrence of an Event of Default by Tenant shall be cumulative and concurrent, but may only be exercised by Landlord after Tenant has received all required notices from Landlord and all applicable periods have expired without a cure having been effectuated by Tenant.

(e) The failure of Landlord to insist in any one or more cases upon the strict performance of any of the terms, covenants, conditions, provisions or agreements of this Lease or to exercise any right, privilege, option or remedy herein contained shall not be construed as a waiver or a relinquishment for the future of any such term, covenant, condition, provision, agreement, right, privilege, option or remedy. A receipt and acceptance by Landlord of Basic Rent or Additional Rent, or the acceptance of performance of anything required by this Lease to be performed, with knowledge of the breach of any term, covenant, condition, provision or agreement of this Lease, shall not be deemed a waiver of such breach, nor shall any such acceptance of Basic Rent or Additional Rent in a lesser amount than is herein provided for (regardless of any endorsement on any check, or any statement in any letter accompanying any payment of rent) operate or be construed either as an accord and satisfaction or in any manner other than as payment on account of the earliest Basic Rent and/or Additional Rent then unpaid by Tenant. No waiver by Landlord of any term, covenant, condition, provision or agreement of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. No waiver by Landlord of any breach by Tenant of any obligations, agreements or covenants in this Lease shall be a waiver of any subsequent breach or of any obligation, agreement or covenant, nor shall any forbearance by Landlord to seek a remedy for any breach by Tenant be a waiver of any rights and remedies with respect to such or any subsequent breach.

15.3 Landlord’s Default. Landlord’s failure to perform or observe any of its obligations under this Lease after a period of thirty (30) days or such additional time, if any, as may be reasonably necessary to cure such failure after receiving notice from the Tenant, shall constitute a Landlord Default, unless Landlord shall, within such period, promptly commence and diligently prosecute to completion the curing of such failure. Such notice shall give reasonable detail as to the nature and extent of the failure and identify the Lease provisions containing the obligations. Upon Landlord’s Default, Tenant may pursue any remedies given in this Lease or available at law or in equity.

15.4 Self-Help. If either party defaults (“Defaulting Party”) and fails to timely cure as provided herein, the other party (“Non-defaulting Party”) may, without being obligated and without waiving the default, cure the default. The Non-defaulting Party may enter the Premises or Site to cure the default. The Defaulting Party shall pay the Non-defaulting Party, upon demand (accompanied by an invoice itemizing in detail the work done and the charges therefor), all reasonable costs, expenses and disbursements incurred by the Non-defaulting Party to cure the default.

16. QUIET ENJOYMENT. Upon payment by Tenant of the Rent reserved and provided to be paid by Tenant hereunder and upon the keeping, observance and performance by Tenant of all of the terms, covenants, conditions and provisions of this Lease on Tenant’s part to be kept, observed and performed, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term without hindrance or interruption by Landlord or by any person or persons lawfully claiming or holding by, through or under Landlord.

17. ESTOPPEL CERTIFICATES; SUBORDINATION.

17.1 Subordination of Lease; Attornment. This Lease shall not become subject or subordinate to any lease, right, claim, mortgage or deed of trust hereafter placed against or affecting the Premises or any portion or portions thereof unless and until the holder of any right or claim or any Mortgagee shall have executed, acknowledged and delivered to Tenant a recordable, written instrument in form and content reasonably acceptable to Tenant (the “Non-Disturbance Agreement”) pursuant to which any such holder on behalf of itself and its respective heirs, personal representatives, successors and assigns (including any purchaser under foreclosure proceedings or grantee under a deed in lieu of foreclosure (the “Purchaser”)) shall recognize Tenant’s interest in this Lease and be bound by this Lease as if it were the original Landlord hereunder for the balance of the Term. Within sixty (60) days after the Effective Date, Landlord shall obtain a Non-Disturbance Agreement reasonably acceptable to Tenant (which may neither expand any of Tenant’s obligations, nor diminish, detract from, modify or abrogate any of Tenant’s rights, under this Lease) from any Mortgagee or the holder of any existing lease, right or claim affecting the Premises, if Landlord has not already obtained such Non-Disturbance Agreement prior to the execution and delivery hereof.

17.2 Estoppel Certificates. Landlord and Tenant agree within twenty (20) days after receipt of request therefor, but not more often than once in any twelve (12) month period, to execute and deliver to the other a statement, addressed to such party, in writing, certifying: (i) that this Lease is in full force and effect and unmodified or, if modified, stating the date of modification and the terms thereof; (ii) the Effective Date and the date of expiration; (iii) that the Rent is paid currently without any offset or defense thereto, or stating any offsets or defenses claimed by Tenant or Landlord, as the case may be, and known at the time of such statement; (iv) the amount of Rent, if any, paid in advance; and (v) that, to the actual knowledge of the certifying party, there are no uncured Events of Default by Tenant or defaults by Landlord, as the case may be, or stating those claimed by either Tenant or Landlord provided that, in fact, such Events of Default or defaults are ascertainable.

18. REGULATED SUBSTANCES.

18.1 Environmental Indemnity. Contemporaneously with the execution and delivery of this Lease by Landlord, Landlord agrees to execute and deliver the Environmental Indemnity in favor of Tenant.

18.2 Obligations in the Event of Contamination. Subject to the terms of the Environmental Indemnity, in the event of Contamination on, under, or about the Premises by Tenant or Tenant’s Agents, Tenant shall immediately notify Landlord and take any immediate actions required for containment of the Contamination, and prepare and implement a plan for the clean-up or remediation of the Contamination in compliance with applicable Environmental Law, any such plan to be subject to Landlord’s prior consent, which may be withheld in its reasonable discretion. Notwithstanding the foregoing, it shall be deemed unreasonable for Landlord to withhold its consent to any such plan if such plan meets the requirements of applicable Environmental Law.

18.3 Indemnification by Tenant. Subject to the terms of the Environmental Indemnity, Tenant covenants and agrees to indemnify, protect and save Landlord harmless against and from any and all damages and liabilities of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys’ and experts’ fees and disbursements), known or unknown, foreseen or unforeseen, which may at any time be imposed upon, incurred by or asserted or awarded against Landlord or the Premises or any portion thereof and arising from or out of any Regulated Substances on, in, under or affecting all or any portion of the Premises, introduced by, or on behalf of Tenant or Tenant’s Agents. This indemnity shall survive the expiration or earlier termination of this Lease.

19. LIABILITY OF LANDLORD. Landlord shall not have any personal liability with respect to any of the covenants, agreements, or other provisions of this Lease. Tenant shall look solely to the interest of Landlord in the Site and the rents, issues and profits therefrom for the satisfaction of its remedies or any other liabilities of Landlord arising under this Lease.

20. LANDLORD WARRANTY OF TITLE. Landlord hereby warrants, represents and covenants to Tenant that: (a) Landlord is the sole owner in fee simple absolute of the Premises; and (b) Landlord has good and marketable fee simple title to the Premises free and clear of all monetary liens and encumbrances except taxes not yet due and payable.

21. MUTUAL REPRESENTATIONS AND WARRANTIES. Landlord, with respect to all of the following as they relate to Landlord, and Tenant as they relate to Tenant, hereby certify to each other that the following representations and warranties are true and correct on the date hereof, and shall be true and correct on the Effective Date:

21.1 Power and Authority. Landlord and Tenant each have the authority and power to enter into this Lease and to consummate the transaction provided for herein. This Lease and all other documents executed and delivered by Landlord and Tenant constitute legal, valid, binding and enforceable obligations of Landlord and Tenant, and there are no claims or defenses, personal or otherwise, or offsets whatsoever to the enforceability or validity of this Lease.

21.2 No Violations and Actions. The execution, delivery and performance by Landlord or Tenant of its obligations under this Lease will not conflict with or result in a breach of any law, governmental rule, regulations, judgment, decree or order by which Landlord or Tenant is bound, or by any of the provisions of any contract to which Landlord or Tenant is a party or by which Landlord or Tenant is bound or, by Landlord’s partnership agreement, or Tenant’s operating agreement. There is no action, suit, proceeding or investigation pending, or to Landlord’s or Tenant’s knowledge threatened, before any agency, court or other governmental authority which relates to the Property or the use thereof.

22. NOTICES. All notices, statements, demands, requests, consents, communications and certificates to Landlord must be in writing and given by certified or registered mail, return receipt requested, postage prepaid, or by nationally-recognized overnight courier service, addressed to Landlord at the address set forth in the Schedule of Terms (and regardless of whether or not the provisions of this Lease specifically indicate that a notice shall be in writing). All notices, statements, demands, requests, consents, communications and certificates by

Landlord to Tenant must be in writing and given by certified or registered mail, return receipt requested, postage prepaid, or by nationally-recognized overnight courier service, addressed to Tenant at the address set forth in the Schedule of Terms (and regardless of whether or not the provisions of this Lease specifically indicate that a notice shall be in writing). Any such notices, statements, demands, requests, consents, communications, or certificates may also be given to such other parties or addresses as Landlord or Tenant may designate in writing to the other from time to time in the manner prescribed above and in all cases shall be deemed given on the date the same is mailed or delivered in accordance with the provisions of this Section.

23. RECORDING. Landlord and Tenant agree to execute a memorandum of lease in the form attached hereto as Exhibit “D” containing the names and addresses of the parties; the description of the Site; the Term of this Lease including the Effective Date, and the termination date; a description of any extension options; and such other provisions as either party may reasonably require. Tenant shall be responsible for all costs and expenses in connection with the recordation of such memorandum. Upon the termination of this Lease, Tenant shall execute and deliver to Landlord an instrument in recordable form releasing and quitclaiming to Landlord all right, title, and interest of Tenant in and to the Premises arising from this Lease or otherwise, all without cost or expense to Landlord.

24. ATTORNEY’S FEES. If either Landlord or Tenant shall institute any action or proceeding against the other relating to any of the terms, covenants, conditions or provisions of this Lease, or there occurs any Event of Default by Tenant or default by Landlord, the unsuccessful party in such action or proceeding shall reimburse the successful party for reasonable attorney’s fees and other costs and expenses incurred therein by the successful party, including fees, costs and expenses incurred in any appellate proceeding.

25. NO WAIVER. No failure by Landlord to insist upon the performance of any term, covenant, or condition of this Lease or to exercise any right or remedy consequent upon an Event of Default hereunder, and no acceptance of full or partial payment of Annual Rent or Additional Rent during the continuance of an Event of Default shall constitute a waiver of any such Event of Default or of such term, covenant, or condition. No waiver of an Event of Default shall affect or alter this Lease, but each and every term, covenant, and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent Event of Default hereunder.

26. APPLICABLE LAW; CONSTRUCTION OF LANGUAGE OF LEASE. This Lease is made pursuant to, and shall be construed and enforced in accordance with the laws of the State of Delaware. All provisions of this Lease shall be construed to be “conditions” and “covenants” as though language specifically expressing or imposing covenants and conditions were used in each separate provision of this Lease.

27. PARTIES BOUND. All rights and liabilities given to, or imposed upon, the parties to this Lease shall also extend to and bind their several and respective heirs, personal representatives, successors and assigns.

28. BROKERS. The parties hereto represent and warrant to each other that no person is entitled to a brokerage commission, finder’s fee, or other similar form of compensation in connection with the execution of this Lease. Each party agrees to hold harmless the other for any action or claim by a person alleging entitlement to such a fee and claiming through that party.

29. TABLE OF CONTENTS; CAPTIONS. The Table of Contents and the captions appearing in this Lease are inserted only as a matter of convenience and do not define, limit, construe, or describe the scope or intent of the Sections of this Lease nor in any way affect this Lease.

30. CALCULATION OF TIME. In computing any period of time prescribed or allowed by any provision of this Lease, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday, or a legal holiday, in which event the period runs until the end of the next day which is not a Saturday, Sunday, or legal holiday. Unless otherwise provided herein, all notice and other periods expire as of 5:00 p.m. (local time in New Castle County, Delaware) on the last day of the notice or other periods.

31. SEVERABILITY. If the application of any term or provision of this Lease whether in whole or in part is held invalid or unenforceable in general or in any instance, the remainder of this Lease shall not be affected by such holding and shall be fully valid and enforceable.

32. COUNTERPARTS; ELECTRONIC DELIVERY. This Lease may be executed in any number of counterparts, each of which shall be an original, and such counterparts together shall constitute one and the same instrument. The parties hereto agree that a facsimile or similar electronic transmission of an executed counterpart of this Lease shall have the same binding effect on the signatory as an executed and delivered original thereof. The parties hereto further agree, for confirmatory purposes only, to exchange copies of executed counterpart originals promptly after the aforesaid facsimile (or similar electronic) transmissions so that each party may have at least one (1) fully executed original hereof.

33. TIME OF THE ESSENCE. Time is of the essence in all provisions of this Lease to be performed by or on behalf of the parties hereto.

34. REASONABLENESS. Whenever the terms, covenants, conditions and provisions of this Lease entitle Landlord and/or Tenant to exercise their respective opinions, or to give their respective approvals or consents, such opinions shall be reasonable and such approvals and consents shall not be unreasonably withheld, conditioned or delayed, unless otherwise specifically set forth herein, notwithstanding that in some, but not all, instances a reasonableness standard is referenced.

35. FORCE MAJEURE. If either Landlord or Tenant shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lockouts, labor troubles, inability to procure materials, weather, failure of power, restrictive laws, riots, insurrection, war or other reasons of a like nature not the fault of, or beyond the reasonable control of, the party delayed in performing work or doing acts required under the terms, covenants, conditions or provisions of this Lease, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay; provided, however, that this Section shall not apply to any payments of money to be made by either Landlord or Tenant hereunder.

36. LEASEHOLD MORTGAGEE PROVISIONS.

36.1 Leasehold Mortgages. Tenant shall have the unrestricted right to mortgage its interest in this Lease, the Improvements or any of Tenant’s property located at the Site.

36.2 Notice of Leasehold Mortgage. No Leasehold Mortgagee shall have the rights and benefits mentioned in this Section 36 until the name and address of the Leasehold Mortgagee and a copy of the Leasehold Mortgage have been delivered to Landlord pursuant to the notice provisions of this Lease. Landlord shall execute and deliver such reasonable consents, amendments, instruments and agreement as may be requested by and Leasehold Mortgagee in connection with its Leasehold Mortgage or any indebtedness secured hereby, provided, however, Landlord shall not be required to materially alter any term or provision of this Lease, incur any liability, or otherwise deviate from its intended development and operation of the Site as an office, science and technology campus.

36.3 Provisions for Benefit of Leasehold Mortgagee. So long as any Leasehold Mortgage remains unsatisfied of record, the following provisions shall apply:

(a) Landlord, upon serving Tenant with any notice given under this Lease, shall also serve a copy of such notice upon the Leasehold Mortgagee in the manner for giving notices pursuant to this Lease at the address furnished to Landlord by the Leasehold Mortgagee pursuant to Section 36.2 above, and no notice by Landlord to Tenant under this Lease shall be deemed to have been duly given unless a copy thereof has been so served upon the Leasehold Mortgagee.

(b) Upon the occurrence of an Event of Default, the Leasehold Mortgagee shall have the right, but not the obligation, to cure such Event of Default or cause such Event of Default to be cured within the period and otherwise as herein provided, and Landlord shall accept such performance by or at the instigation of the Leasehold Mortgagee as if the same had been made by Tenant.

(c) Notwithstanding anything to the contrary contained herein, upon the occurrence of an Event of Default, other than an Event of Default involving the payment of money, Landlord shall not terminate this Lease without first giving the Leasehold Mortgagee a reasonable time after notice of such Event of Default within which either to obtain possession of the Premises through Tenant’s leasehold interest thereon (including possession by a receiver), or to institute, prosecute and complete foreclosure proceedings or otherwise acquire Tenant’s interest in the Lease; provided, however, that (A) the Leasehold Mortgagee shall not be obligated to continue such possession or to continue such foreclosure proceedings after such Event of Default has been cured; (B) nothing herein contained shall preclude Landlord, subject to the provisions of this Section, from exercising any rights or remedies under this Lease with respect to any other Event of Default by Tenant during the pendency of such foreclosure proceedings (subject to compliance with the provisions of this Section 36 in the case of such other Event of Default); and (C) the Leasehold Mortgagee agrees with Landlord in writing to comply during such period of forbearance by Landlord, with such of the terms, conditions and covenants of this Lease which are susceptible of being complied with by the Leasehold Mortgagee. Any Event of Default not susceptible of being cured by the Leasehold Mortgagee shall be deemed to have been waived by Landlord upon completion of such foreclosure proceedings or upon such acquisition of Tenant’s interest in this Lease, except that any Event of Default which is susceptible of being cured after such completion or acquisition shall then be cured with reasonable diligence by the Leasehold Mortgagee. Landlord agrees that the Leasehold Mortgagee, its designee, or any other purchaser in foreclosure proceedings may become the owner of Tenant’s interest in this Lease through such foreclosure proceedings or by assignment of this Lease in lieu of foreclosure.

(d) If this Lease is terminated prior to the expiration of the Term for any reason other than condemnation under Section 13, including, without limitation, the bankruptcy or insolvency of Tenant and the subsequent rejection of this Lease by Tenant or a trustee thereof in such bankruptcy or insolvency proceeding, Landlord shall give notice thereof to the Leasehold Mortgagee and the Leasehold Mortgagee (or its designee) shall have the option by giving notice to Landlord within thirty (30) days after the date of Landlord’s notice to obtain a new lease from Landlord (“New Lease”), in accordance with the following terms and conditions (provided, however, that if there is a first-lien Leasehold Mortgage and a second-lien Leasehold Mortgage as of such date, only the first-lien Leasehold Mortgagee shall be entitled to the benefits of this Section unless the first-lien Leasehold Mortgagee and the second-lien Leasehold Mortgagee have given prior written instructions to Landlord that such benefits will be afforded only to the second Leasehold Mortgagee):

(i) The New Lease, if any is agreed to, shall be effective as of the date of termination of this Lease, for the remainder of the term of this Lease and at the Rent and upon all the terms, covenants and conditions hereof, including, without limitation, any remaining rights of renewal provided, however, in any and all events, Base Rent shall at all times be equal to Fair Market Rent, regardless if during the Initial Term the Event of Default has been cured;

(ii) Such New Lease may require the tenant thereunder to cure any Event of Defaults of Tenant under this Lease which are susceptible of being cured by the new tenant;

(iii) Upon the execution of such New Lease, the tenant named therein shall pay any and all sums which would at the time of the execution thereof be due under this Lease but for such termination and shall pay all expenses, including attorneys’ fees, incurred by Landlord in connection with such termination, the recovery of possession of the Premises and the preparation of such New Lease; the period from the date of termination of this Lease to the date of execution of such New Lease; and all subleases shall be assigned without recourse by Landlord, to the extent Landlord legally may do so, to the tenant under such New Lease and all monies on deposit with Landlord which Tenant would have been entitled to but for the termination of this Lease shall be delivered to such new tenant.

(iv) Any notice which the Leasehold Mortgagee desires or is required to give to Landlord shall be sent to Landlord in accordance with the provisions of Section 23 hereof.

36.4 Assignment by Leasehold Mortgagee. If the Leasehold Mortgagee acquires title to Tenant’s interest in this Lease, by foreclosure or assignment in lieu thereof or under a New Lease pursuant to this Section 36, such Leasehold Mortgagee may assign this Lease (or such New Lease, as applicable), and shall thereafter be released from all liability under this Lease (or such New Lease, as applicable), from and after the date of such assignment.

36.5 Insurance. Tenant shall request and use commercially reasonable efforts (but not including the payment of any money, except for a nominal amount) to have its Leasehold Mortgagee, as part of its Mortgage, to- provide that (i) anything in the Leasehold Mortgage to the contrary, it will make available to Tenant sufficient casualty proceeds from Tenant’s insurance such as to permit the Tenant to comply with its post-casualty obligation regarding the Improvements and Premises as provided in Section 15 hereof and (ii) at Landlord’s request, any insurance proceeds for such post-casualty obligation, shall be paid by check payable to both Landlord and Tenant.

37. LANDLORD’S WAIVER. Landlord hereby waives any right it may have to distrain upon or secure a lien against any of Tenant’s property, goods or fixtures for any reason whatsoever and shall execute any consent, waiver or agreement reasonably required by any lessor of Tenant’s property or the holders of any security interest in Tenant’s property; provided, however, that the holder of any such security interest or the lessor under any such lease agrees in writing to repair any damage which may be done to the Premises as the result of the removal of such trade fixtures, equipment, machinery or other goods and effects.

38. [RESERVED]

39. RIGHT OF FIRST REFUSAL. From and after the date hereof and during the Term, Tenant shall have the right of first refusal and Landlord shall not sell, transfer or otherwise dispose of or convey all or part of Landlord’s interest in the Premises to any third party until and unless Landlord shall have obtained a bona fide offer therefor (the “Offer”), delivered written notice to Tenant, which notice shall contain the name of the offeror, the address of the offeror, all of the terms and conditions of the Offer, a true and accurate copy of the Offer and offered to sell, transfer or otherwise dispose of such interest to Tenant at the same price and, except as hereafter provided, upon the same terms and conditions contained in the Offer and Tenant has not elected to exercise its right of first refusal provided herein.

(a) If Tenant shall either deliver written notice of rejection of the Offer to Landlord or fail to deliver written notice of acceptance of the Offer within thirty (30) days after the date of receipt of Landlord’s notice, Landlord’s interest in the Premises may, during the one hundred eighty (180) days thereafter, be sold, transferred or otherwise disposed of to the original offeror at the same price and upon the same terms and conditions contained in the Offer as disclosed in writing to Tenant.

(b) In the event Tenant rejects the Offer or fails to accept the Offer, this Lease and all of its terms and conditions (including this right of first refusal) shall nevertheless remain in full force and effect and Landlord and any purchaser or purchasers of the Premises shall be bound thereby.

(c) Failure of Tenant to exercise this right of first refusal on one or more occasions shall not affect Tenant’s right to exercise it on any subsequent occasion. Any sale or transfer of the Premises, or any part thereof, other than in strict compliance with the terms of this Section shall be null and void and of no effect as to Tenant, and Tenant shall be entitled to purchase the Premises from the purchaser upon the same terms and conditions and at the same price specified in the Offer, provided Tenant notifies Landlord of its election thirty (30) days after receipt of notice that complies with the requirements hereof. Payment of rental to such purchaser or otherwise treating such purchaser as Landlord shall not be deemed to be a waiver of any right of first refusal or any other right or privilege of Tenant and shall not create an estoppel with respect thereto.

(d) Any sale or transfer of Landlord’s interest in the Premises, or any part thereof shall be expressly made subject to all of the terms, covenants and conditions of this Lease. In the event the Offer provides for the sale and purchase of Landlord’s interest in the Premises and other property, Tenant shall only be required to purchase all the Premises in the event it desires to exercise its right of first refusal hereunder.

(e) In the event Tenant exercises its right of first refusal then, notwithstanding the terms of the Offer (i) Landlord shall convey title by warranty deed approved by Tenant and the title company; (ii) title to the Premises shall be free and clear of any liens and encumbrances except the lien for current taxes which are not delinquent at the time of closing and such other exceptions to title as existed on the date hereof and/or were approved by Tenant thereafter; and (iii) title to the Premises shall otherwise comply with the terms of this Lease as they pertain to condition of title. Upon such election by Tenant, Landlord and Tenant agree to act in good faith to consummate a purchase agreement for the property described in the Offer incorporating the express terms of the Offer and other customary terms and provisions for similar transactions of similar industrial property located in the same geographic area as the Premises.

(f) The Right of First Refusal shall not apply to Landlord’s conveying the Premises to any corporation, limited liability company or partnership which shall be an affiliate, subsidiary, parent or successor of Landlord or its members. Upon such conveyance, Landlord shall thereafter be released from liability under this Lease, from and after the date of such conveyance, except for any environmental liabilities, which would survive any such conveyance by Landlord.

40. [RESERVED].

41. LEASE GUARANTY. Contemporaneously with the execution of this Lease, Landlord shall cause The University of Delaware to deliver to Tenant a guaranty of Landlord’s obligations under this Lease in substantially the form attached hereto as Exhibit “H”

42. ENTIRE AGREEMENT. This Lease contains the entire agreement between the parties and cannot be changed or modified except by a written instrument subsequently executed by the parties hereto.

43. WAIVER OF TRIAL BY JURY. THE PARTIES EACH HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS LEASE, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY LANDLORD AND TENANT AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO TRIAL BY JURY WOULD OTHERWISE ACCRUE.

44. VENUE. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LANDLORD OR TENANT ARISING OUT OF OR RELATING TO THIS LEASE MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW CASTLE COUNTY, DELAWARE, AND EACH PARTY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON-CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed, under seal, as of the date and year first above written.

LANDLORD:

1743 HOLDINGS, LLC, a Delaware limited liability company

By:	(Seal)
Name:
Title:

TENANT:

BLOOM ENERGY CORPORATION, a Delaware corporation

By:	(Seal)
Name:
Title:

EXHIBIT A

Legal Description

See Attached

ALL that certain tract or parcel of land, including the improvements located thereon, situate in the City of Newark, the County of New Castle, and the State of Delaware being more particularly described as follows:

BEGINNING at a capped rebar set on the southwesterly side of Delaware Route No. 896, also known as South College Avenue, at varying widths, a common corner of the property herein being described and other lands of CHRYSLER LLC, Parts Division, and being further located from the intersection formed by the Westerly side of Delaware Route No. 896, extended into the southerly side of the lands of Pennsylvania Lines, L.L.C. by the following five (5) courses and distances: 1) South 05° 27’ 37” East, 429.70’ to a point; 2) South 08° 39’ 13” West, 253.54’ to a point of curvature; 3) by a curve to the left having a radius of 320.00’, an arc length of 72.61’ to a point of tangency; 4) South 04° 20’ 47” East, 212.71’ to a point; and 5) South 21° 30’ 57” East, 20.01’; thence from the point and place of Beginning, along the southwesterly and westerly sides of Delaware Route No. 896, by the following seven (7) courses and distances: 1) South 21° 30’ 57” East, 70.12’ to a point; 2) by a curve to the right having a radius of 40.00’, an arc length of 53.40’ (53.37’ record) (chord equivalent; South 43° 45’ 57” East, 49.52’) to a capped rebar set; 3) South 05° 27’ 37” East, 9.96’ to a capped rebar set;

4) South 12° 53’ 30” East 115.97’ to a capped rebar set; 5) South 05° 27’37” East, 785.00’ to a capped rebar set; 6) South 03° 04’ 14” West, 101.12’ to a capped rebar set; and 7) South 05° 27’ 37” East 473.22’ to a capped rebar set at a corner for the land, a point in the line of lands of Ambax Properties, L.L.C.; thence leaving the westerly side of Delaware Route 896 along a division line of lands of Ambax Properties, L.L.C.; Ambax, Inc. and Southgate Realty Associates, South 67° 55’ 30” West, 704.56’ to a concrete monument found at a corner for the same; thence along a division line of lands of Southgate Realty Associates, South 23° 54’ 58” East, 576.47’ to a capped rebar set at a corner for the same; thence still along lands of Southgate Realty Associates, in part, passing over a concrete monument found at 70.88’, and along a division line for lands of Five T Associates, L.L.C., lands of Greenville International Associates and lands of BPG Hotel Partners IV, L.L.C., South 45° 11’ 17” West, 622.60’ to a rail monument reset, at a corner for the same; thence along the line of lands of BPG Hotel Partners IV, L.L.C., in part, running through a run, South 36° 21’ 55” East, 186.21’ to a drill hole set in a stone at a corner on the northerly side of Delaware Route No. 4, also known as Newark Connector, at varying widths, said point also being on a Denial of Access Line; thence leaving the line of land of BPG Hotel Partners IV, L.L.C., along the northerly and northeasterly sides of Delaware Route No. 4, also known as Newark Connector, by the following twelve (12) courses and distances: 1) South 45° 08’ 08” West, 18.37’ to a capped rebar set; 2) South 87° 13’ 19” West, 181.05’ to a concrete monument found; 3) South 84° 44’ 03” West, 170.07’ to a capped rebar set at a point of termination of the Denial of Access Line; 4) continuing along Delaware Route No. 4 with free access, South 86° 35’ 54” West, 188.59’ to a concrete monument found; 5) and then continuing with said Denial of Access Line, South 88° 59’ 15” West, 428.04’ to a railroad spike found; 6) North 84° 19’ 02” West, 586.18’ to a concrete monument found; 7) North 72° 11’ 22” West, 390.43’ to a capped rebar set; 8) North 70° 04’ 31” West, 548.70’ to a drill hole set in the concrete base of a fence post; 9) North 72° 11’ 13” West, 550.44’ to a drill hole set in the concrete base of a fence post; 10) North 65° 34’ 52” West, 518.15’ to a capped rebar set; 11) North 60° 46’ 12” West, 319.09’ to a concrete monument found; and 12) North 57° 45’ 17” West, 153.08’ to a concrete monument found at a corner of lands of the State of Delaware; thence leaving the northeasterly side of Delaware Route No. 4, along a division line of lands of the State of Delaware, North 34° 02’ 48” West, 752.78’ to a concrete monument found at a common corner for the same and lands of Pennsylvania Lines, L.L.C; thence leaving the line of lands of the State of Delaware, along a division line of Pennsylvania Lines, L.L.C., by the following two (2) courses and distances: 1) North 58° 28’ 50” East, 2,140.27’ to a capped rebar set; and 2) North 68° 26’ 45” East, 1,491.91’ to a capped rebar set at a corner of lands of CHRYSLER MOTORS LLC. Parts Division; thence along the land of CHRYSLER MOTORS LLC. Parts Division by the following two (2) courses and distances: 1) South 21° 36’ 51” East, 836.21’ to a fence post; and 2) North 68° 25’ 02” East, 1,403.22’ to the point and place of Beginning. Containing within the said described metes and bounds 244.2063 acres of land be the same, more or less.

ALL that certain tract or parcel of land, including the improvements located thereon, situate in the City of Newark, the County of New Castle, and the State of Delaware being more particularly described as follows:

BEGINNING at a capped rebar set on the southwesterly side of Delaware Route No. 896, also known as South College Avenue, at varying widths, a common corner of the property herein being described and lands of Old Carco LLC, Newark Assembly Plant and further located from the intersection formed by the westerly side of Delaware Route No. 896 with the southerly side of the lands of Pennsylvania Lines, L.L.C. by the following five (5) courses and distances: 1) South 05° 27’ 37” East, 429.70’ to a point; 2) South 08° 39’ 13” West, 253.54’ to a point of curvature; 3) by a curve to the left having a radius of 320.00’, an arc length of 72.61’ to a point of tangency; 4) South 04° 20’ 47” East, 212.71’ to a point; and 5) South 21° 30’ 57”, East, 20.01’; thence from the point and place of Beginning, along lands of Old Carco LLC, Newark Assembly Plant by the following two (2) courses and distances: 1) South 68° 25’ 02” West, 1403.22’ to a fence post; and 2) North 21° 36’ 51” West, 836.21’ to a capped rebar set at a corner for the same on the southeasterly line of lands of Pennsylvania Lines, L.L.C.; thence thereby, North 68° 26’ 45” East, 1377.51’ to a capped rebar set at a corner of lands of the State of Delaware, known as the Newark Commuter Railroad Station; thence thereby, by the following two (2) courses and distances: 1) South 51° 14’ 44” East, 73.53’ to a capped rebar set; and 2) South 21° 29’ 51” East, 722.21’ (722.23’ record) to a capped rebar set at a corner for the same, a point in the southwesterly side of Delaware Route No. 896; thence thereby, by the following two (2) courses and distances: 1) South 04° 20’ 47” East, 30.79’ to a capped rebar set and 2) South 21° 30’ 57” East, 20.01’ to the point and place of Beginning. Containing within the said described metes and bounds 27.0821 acres of land be the same, more or less.

SUBJECT to any existing easements, reservations, restrictions, limitations, covenants and agreements of record, to the extent the same are still valid and subsisting, none of which are deemed reimposed by this reference.

Grantee agrees to release Grantor from and against any and all claims against Grantor arising on or after the date hereof concerning the environmental condition of the Property and covenants not to sue the Grantor, any debtor or debtor-in-possession in the voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code, 11 U.S.C. §§101, et seq., in the United States Bankruptcy Court for the Southern District of New York, which case is administered under Case No. 09-50002 (AJG) (the “Bankruptcy Proceeding”), or any of their respective employees, directors, officers, or agents, or join the Grantor, any debtor or debtor-in-possession in the Bankruptcy Proceeding, or any of their respective employees, directors, officers, or agents, in any action concerning the environmental condition of the Property. The foregoing release and covenant shall run with the Property and bind subsequent purchasers thereof.

This Quitclaim Deed is being filed pursuant to an Order issued by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) pursuant to Sections 105 and 363 of the Bankruptcy Code, approving the Order Authorizing Debtors to Sell Newark, Delaware Assembly Plant Free and Clear of all Liens, Claims and Encumbrances and Granting Related Relief.

BEING as to Parcel 1 a portion of the same lands and premises which Manor Real Estate and Trust Company, a corporation of the Commonwealth of Pennsylvania, authorized to do business in the State of Delaware, by Deed dated January 25, 1947, of record in the Office of the Recorder of Deeds, in and for New Castle County, Delaware in Deed Record M, Volume 46, Page 51, granted and conveyed unto Chrysler Corporation, a corporation of the State of Delaware, in fee. The said Chrysler Corporation (Delaware Secretary of State File No. 0185130) changed its name to Chrysler Motors Corporation by merger dated May 29, 1986; the said Chrysler Motors Corporation merged into Chrysler Corporation (Delaware Secretary of State File No. 2084965) by merger dated December 14, 1989; the said Chrysler Corporation changed its name to DaimlerChrysler Corporation by amendment dated November 16, 1998; the said DaimlerChrysler Corporation changed its name to DaimlerChrysler Company LLC by conversion and formation dated March 29, 2007; the said DaimlerChrysler Company LLC changed its name to CHRYSLER LLC by amendment dated July 27, 2007; and the said CHRYSLER LLC changed its name to OLD CARCO LLC by amendment dated June 10, 2009.

ALSO BEING as to Parcel 1 a portion of the same lands and premises which The Philadelphia, Baltimore and Washington Railroad Company, a corporation of the State of Delaware, by Deed dated December 28, 1946, of record in the Office aforesaid in Deed Record M, Volume 46, Page 54, granted and conveyed unto Chrysler Corporation, a corporation of the State of Delaware, in fee. The said Chrysler Corporation (Delaware Secretary of State File No. 0185130) changed its name to Chrysler Motors Corporation by merger dated May 29, 1986; the said Chrysler Motors Corporation merged into Chrysler Corporation (Delaware Secretary of State File No. 2084965) by merger dated December 14, 1989; the said Chrysler Corporation changed its name to DaimlerChrysler Corporation by amendment dated November 16, 1998; the said DaimlerChrysler Corporation changed its name to DaimlerChrysler Company LLC by conversion and formation dated March 29, 2007; the said DaimlerChrysler Company LLC changed its name to CHRYSLER LLC by amendment dated July 27, 2007; and the said CHRYSLER LLC changed its name to OLD CARCO LLC by amendment dated June 10, 2009.

ALSO BEING as to Parcel 1 a portion of the same lands and premises which Manor Real Estate and Trust Company, a corporation of the Commonwealth of Pennsylvania, authorized to transact business in the State of Delaware, by Deed dated January 19, 1953, of record in the Office aforesaid in Deed Record B, Volume 53, Page 321, granted and conveyed unto Chrysler Corporation, a corporation of the State of Delaware, in fee. The said Chrysler Corporation (Delaware Secretary of State File No. 0185130) changed its name to Chrysler Motors Corporation by merger dated May 29, 1986; the said Chrysler Motors Corporation merged into Chrysler Corporation (Delaware Secretary of State File No. 2084965) by merger dated December 14, 1989; the said Chrysler Corporation changed its name to DaimlerChrysler Corporation by amendment dated November 16, 1998; the said DaimlerChrysler Corporation changed its name to DaimlerChrysler Company LLC by conversion and formation dated March 29, 2007; the said DaimlerChrysler Company LLC changed its name to CHRYSLER LLC by amendment dated July 27, 2007; and the said CHRYSLER LLC changed its name to OLD CARCO LLC by amendment dated June 10, 2009.

BEING as to Parcel 2 a portion of the same lands and premises which Chrysler Corporation, a Delaware corporation, by Quit Claim Deed dated December 19, 1997, of record in the Office aforesaid in Deed Book 2617, Page 332, granted and conveyed unto to Chrysler Motors Corporation, a Delaware corporation, in fee. The said Chrysler Motors Corporation (Delaware Secretary of State File No. 2827164) changed its name to DaimlerChrysler Motors Corporation by amendment dated November 16, 1998; the said DaimlerChrysler Motors Corporation merged into DaimlerChrysler Motors Company LLC by merger dated December 21, 2001; the said DaimlerChrysler Motors Company LLC changed its name to CHRYSLER MOTORS LLC by amendment dated July 27, 2007; and the said CHRYSLER MOTORS LLC changed its name to OLD CARCO MOTORS LLC by amendment dated June 10, 2009.

EXHIBIT B

Depiction of Premises

See Attached

116 Middessa Drive Middletown, DE 19709 Phone: (302) 983-7008 eFax: 1 (413) 215-4517 Email: JTraynor@TransitionES.com

January 11, 2012

DESCRIPTION OF PROPERTY KNOWN AS THE (50 ACRES) LEASE PARCEL BEING A PORTION OF LANDS NOW OR FORMERLY OF 1743 HOLDINGS LLC (FORMERLY OF CHRYSLER CORPORATION RECORDED ON MICROFILM NO. 5769) (PORTION OF TAX PARCEL NO. 18-039.00-002) WITH FRONTAGE ALONG THE NORTHERLY SIDE OF THE CHRISTINA PARKWAY (NEWARK CONNECTOR) DELAWARE ROUTE NO. 4, SAID LEASE PARCEL IS MORE PARTICULARLY SHOWN ON A PREMISES EXHIBIT PLAN PREPARED BY DUFFIELD ASSOCIATES INC. DATED JANUARY 11, 2012, PROJECT NO. 7333.CQ, FILE B7333CQ-LEASE-GRADE-RO (B7333CQ-LEASE-GRADE-R0.DWG). SITUATED IN THE CITY OF NEWARK, NEW CASTLE COUNTY, DELAWARE.

BEGINNING at an angle point (concrete monument) in the northerly side of the Christina Parkway (Newark Connector) Delaware Route No. 4, said point being further located along the said northerly side of the Christina Parkway (as shown on Microfilm No. 5769), the six (6) following described courses and distances from its point of intersection (drill hole in sidewalk) thereof with the (former) westerly side of South College Avenue Delaware Route No. 896 at 70’ wide:

1.	S 84° 29’ 24” W, 826.66’ to an angle point (iron pipe);

2.	N 36° 21’ 55” W, 139.65’ to an angle point (drill hole);

3.	S 45° 08’ 08” W, along a denial of access line, a distance of 18.37’ to an angle point (capped rebar);

4.	S 87° 13’ 19” W, along a denial of access line, a distance of 181.05’ to an angle point (concrete monument);

5.	S 84° 44’ 03” W, along a denial of access line, a distance of 170.07’ to an angle point (capped rebar); and,

6.	S 86° 35’ 54” W, along a break in the denial of access line, a distance of 188.59’.

THENCE from the said point of beginning, continuing along the said northerly side of the Christina Parkway (Newark Connector), along denial of access lines, the four (4) following described courses and distances:

1.	S 88° 59’ 15” W, along a denial of access line, a distance of 428.04’ to an angle point (railroad spike);

2.	N 84° 19’ 02” W, along a denial of access line, a distance of 586.18’ to an angle point (concrete monument);

3.	N 72° 11’ 22” W, along a denial of access line, a distance of 390.43’ to an angle point (capped rebar); and,

4.	N 70° 04’ 31” W, along a denial of access line, a distance of 192.53’ to a point;

THENCE new lines passing through lands now or formerly of 1743 Holdings LLC (formerly of Chrysler Corporation recorded on Microfilm No. 5769) (Tax Parcel No. 18-039.00-002), the three (3) following described courses and distances:

1.	N 21° 34’ 17” W, 1125.40’ to a point;

2.	N 68° 25’ 43” E, 1,367.87’ to a point; and,

3.	S 21° 34’ 17” E, 1,919.44’ to a point in the said northerly side of the northerly side of the Christina Parkway (Newark Connector) Delaware Route No. 4, the first mentioned point and place of beginning.

CONTAINING within said described metes and bounds 50.0020 acres of land, be the same more or less.

SUBJECT, however, to any easements, restrictions and agreements of record.

ROAD 1
PHASE 2
PHASE 1
LEASE AREA = 50.00 ACRES
ROAD 1
ROAD 2
BEGIN ROAD 1

EXHIBIT B
PHASE
PREPARED FOR
BLOOM ENERGY
CITY OF NEWARK, NEW CASTLE COUNTY, DELAWARE

McBRIDE & ZIEGLER, INC.
LAND SURVEYORS • PLANNERS • ENGINEERS
2607 EASTBURN CENTER, NEWARK, DELAWARE 19711
PHONE (302) 737-9138 • FAX (302) 737-2610

SURVEY BY: M&Z	CHECKED BY: M.Z.
DESIGN BY: DE	SCALE: 1" = 300'
DRAWN BY: DE	DATE: MARCH 1, 2012
DWG. NO.: 20114563	SHEET 1 of 1

EXHIBIT C

Tenant’s Preliminary Plans

See Attached

Delaware Factory - Concept

EXTERIOR PERSPECTIVE

March 12, 2012

TETRA TECH Bloomenergy

ROAD 1
END ROAD 1
PARKING
PARKING
LOADING
FACTORY
FUTURE EXPANSION
ADMIN.
PARKING
ROAD 1
ROAD 2
LEASE AREA = 50.00 ACRES
BEGIN ROAD 1

EXHIBIT
PRELIMINARY CONCEPT LAYOUT
PREPARED FOR
BLOOM ENERGY
CITY OF NEWARK, NEW CASTLE COUNTY, DELAWARE

M&Z

McBRIDE & ZIEGLER, INC.
LAND SURVEYORS • PLANNERS • ENGINEERS
2607 EASTBURN CENTER, NEWARK, DELAWARE 19711
PHONE (302) 737-9138 • FAX (302) 737-2810

SURVEY BY: M&Z	CHECKED BY: M.Z.
DESIGN BY: DE	SCALE: 1" = 300'
DRAWN BY: DE	DATE: MARCH 1, 2012
DWG. NO.: 20114363	SHEET 1 of 1

EXHIBIT D

Memorandum of Lease

Prepared by and

Return to:

Shawn Tucker, Esq.

Tax Parcel No.

MEMORANDUM OF LEASE

THIS MEMORANDUM OF LEASE (this “Memorandum”) is made this          day of                     , 20            , by and between                              (“Landlord”), and                              (“Tenant”).

SECTION 1. Landlord and Tenant entered into a certain lease agreement dated                                               (the “Lease”). The premises demised by the Lease is approximately                          acres of the entire property located at                                  New Castle County, Delaware and more particularly described on Exhibit A (the “Premises”).

SECTION 2. The address of the Landlord as set forth in the Lease is:

The address of the Tenant as set forth in the Lease is:

SECTION 3. This Memorandum of Lease has been executed and recorded as notice of the Lease in lieu of recording the Lease itself.

SECTION 4. The initial term of the Lease is 25 years beginning on         , 20             and ending on                     . In addition, Tenant has four (4) options to renew the initial term of the Lease, each for a period of five (5) years.

SECTION 5. During the initial term and any extensions thereof, Tenant shall have a right of first refusal with respect to any sale, transfer or conveyance of Landlord’s interest in the Premises in accordance with the terms of the Lease.

This Memorandum is not intended to modify, limit or otherwise alter the terms, conditions and provisions of the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Memorandum, under seal, this      day of                      2012.

LANDLORD: 1743 HOLDINGS, LLC, a Delaware limited liability company

By:	(Seal)
Name: Title:

TENANT: BLOOM ENERGY CORPORATION, a Delaware corporation

By:	(Seal)
Name: Title:

EXHIBIT E

ENVIRONMENTAL INDEMNITY AND RELEASE AGREEMENT

THIS ENVIRONMENTAL INDEMNITY AGREEMENT (the “Agreement”) is made as of the     day of                     , 2012 (the “Effective Date”) by the UNIVERSITY OF DELAWARE, a Delaware corporation (“Guarantor”) and 1743 HOLDINGS, LLC, a Delaware limited liability company (“Landlord”) (jointly and severally, “Indemnitor”), with an address of 122 Hullihen Hall, Newark, Delaware in favor of BLOOM ENERGY CORPORATION, a Delaware corporation, (“Indemnitee”), with an address of 1299 Orleans Drive, Sunnyvale, California 94089 (collectively the “Parties”).

RECITALS

WHEREAS Indemnitor entered into a Brownfields Development Agreement (“BDA”) with the Delaware Department of Natural Resources and Environmental Control (“DNREC”) dated October 27, 2009 for the Chrysler Newark, Delaware assembly plant and adjacent MOPAR parts facility encompassing tax parcel numbers 18-039.00-002 and 18-036.00-002 and approximately 270.8 acres (“Site”).

WHEREAS Indemnitee shall lease approximately 50 acres of the Site from Landlord (the “Property”), pursuant to a Lease Agreement of even date herewith (“Lease”). Guarantor has agreed to guaranty certain of Landlord’s obligations under the Lease. The Property description is attached as Exhibit A.

WHEREAS as a condition to negotiating the Lease and conducting such due diligence with respect to environmental matters related to the Site, Indemnitor shall indemnify Indemnitee with respect to presently existing (as used herein, “presently existing” means as of the Effective Date) Contamination at, under or upon the Site or into the environment.

NOW THEREFORE, in consideration of the above and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Indemnitor hereby represents, warrants, and agrees as follows:

Definitions. Terms not defined shall have the meaning as under the Lease. For purposes of this Agreement, the following terms shall have the following meanings:

“Agents” means the following and their respective successors and assigns: (i) with respect to Indemnitor or Indemnitee, the agents, officers, partners, employees, contractors, invitees and licensees of such party; and (ii) in addition, with respect to Indemnitee, Indemnitee’s subtenants and suppliers and their respective agents, employees, contractors, and invitees

“Environmental Law” means all federal, state and local laws, including principles of common law, regulations, statutes, codes, rules, resolutions, directives, orders, executive orders, consent orders, guidance from regulatory agencies, policy statements, judicial decrees, standards, permits, licenses and ordinances, or any judicial or administrative interpretation of any of the foregoing, pertaining to the protection of land, water, air, health, safety or the environment, whether now or in the future enacted, promulgated or issued. Environmental Law shall also include the BDA.

“Regulated Substances” includes any substances, chemicals, materials or elements that are prohibited, limited, regulated or governed by Environmental Law, or any other substances, chemicals, materials or elements: (i) defined as “hazardous substance” under the Comprehensive Environmental Response, compensation and Liability Act of 1980 (“CERCLA”) (42 U.S.C. §§9601, et seq), as amended by the Superfund Amendment sand Reauthorization Act of 1986, and as further amended from time to time, and regulations promulgated thereunder; (ii) defined as a “regulated substance” within the meaning of Subtitle I of the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991), and regulations promulgated thereunder; (iii) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act (33 U.S.C. § 1321), or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. § 1317; (iv) defined as “hazardous”, “toxic”, or otherwise regulated, under Environmental Law adopted by the State of Delaware, or its agencies or political subdivisions including, Delaware’s Hazardous Substance Cleanup Act, 7 Del. C. Chapter 91; (v) petroleum, petroleum products or derivatives or constituents thereof; (vi) asbestos or asbestos-containing materials; (vii) urea formaldehyde foam insulation or urea formaldehyde foam insulation-containing materials; (viii) lead based paint or lead based paint-containing materials; (ix) polychlorinated biphenyls or polychlorinated biphenyl-containing materials; (x) radon or radon-containing or producing materials; (xi) the presence of which requires notification, investigation or remediation under Environmental Law or common law; causes or threatens to cause a nuisance or trespass upon the Property or to adjacent properties, poses or threatens to pose a hazard to the health or safety of persons on or about the Property; or (xi) by any laws of any government authority require special handling in its collection, storage, treatment, or disposal.

“Contamination” means the presence of Regulated Substances (whether know or unknown) as of the date hereof.

1. Representation and Warranties

(a) Indemnitor has the authority to enter into this Agreement, which is not a violation of the BDA.

2. Indemnification.

(a) Indemnitor covenants and agrees, at its sole cost and expense, to indemnify, defend, protect, save and hold harmless Indemnitee and its Agents against and from any and all Environmental Damages (as defined in subsection (b) below), which may at any time be imposed upon, threatened against, incurred by or asserted or awarded against Indemnitee or its Agents and arising from or out of:

(i) Indemnitor’s or its Agent’s failure to comply with any of the provisions of this Agreement;

(ii) any presently existing, known or unknown, Contamination on, in or under, or migrating from, all or any portion of the Site, regardless of any non-negligent acts or omissions of Indemnitee or Indemnitee’s Agents with respect thereto; or

(iii) any violation of or alleged violation of Environmental Law at the Site relating to or in connection with presently existing, known or unknown, Contamination; and

(iv) the enforcement of this Agreement.

(b) For the purposes of this Agreement, “Environmental Damages” shall mean all claims, costs and expenses (including construction costs), judgments, damages, losses, penalties, fines, liabilities, including strict liability, encumbrances, liens, costs and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including reasonable attorneys’ and consultants’ fees and disbursements and any out-of-pocket costs payable by Indemnitee to a third party.

(c) Promptly after the receipt by Indemnitee of written notice of any demand or claim or the commencement of any action, suit or proceeding relating to presently existing, known or unknown, Contamination in connection with the Site, Indemnitee shall notify the Indemnitor thereof in writing. The failure by Indemnitee to promptly provide such notice shall not relieve the Indemnitor of any liability or indemnity obligation to Indemnitee or its Agents hereunder except to the extent Indemnitor is actually prejudiced by such failure to give prompt notice.

(d) This provisions of this Agreement survive the termination of the Lease.

3. Indemnitor’s Obligation to perform Environmental Work

(a) The Indemnitee shall have the right to conduct such work required by Environmental Law to address any presently existing, known or unknown, Contamination (i) on, in, under or migrating from the Property or (ii) threatening or migrating onto the Property from the Site (“Corrective Work”). Indemnitee shall notify the Indemnitor of it desire to either (i) conduct such Corrective Work in accordance with all applicable laws and, in such an event, the Indemnitor shall reimburse Indemnitee for all costs related to conducting such Corrective Work, or (ii) request the Indemnitor to complete such Corrective Work at its sole cost and expense.

(b) If Indemnitee performs the Corrective Work, Indemnitee shall promptly commence and diligently perform the Corrective Work in compliance with all applicable laws, shall keep Indemnitor reasonably informed of its plans to perform the Corrective Work and provide Indemnitor with a reasonable opportunity to review and comment upon any proposed Corrective Work prior to submission to any governmental authority.

(c) If Indemnitor performs the Corrective Work, Indemnitor shall promptly commence and diligently perform such Corrective Work in compliance with all applicable laws and in such a manner that will minimize (i) any impact on Indemnitee and (ii) any interference on Indemnitee’s use and enjoyment of the Property. Indemnitor shall keep Indemnitee reasonably informed of its plans to perform the Corrective Work, provide Indemnitee with a reasonable opportunity to review and comment upon any proposed Corrective Work prior to submission to any governmental authority, and provide reasonable advance notice of the need for access to the Property to perform the Corrective Work.

(d) Indemnitor shall take all responsibility as generator for any Regulated Substances generated by performance of any Corrective Work.

4. Release of Liability. Indemnitor hereby waives, releases and discharges forever Indemnitee from all present and future claims, demands, suits, legal and administrative proceedings and from all liability for damages, losses, costs, liabilities, fees and expenses, present and future, arising out of any presently existing Contamination on, in, under or migrating from all or any portion of the Site, except to the extent any negligent act or omission by Indemnitee causes, contributes or exacerbates any such condition.

5. Notices. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder must be in writing and will be effective upon receipt if delivered personally, or if sent by facsimile transmission with confirmation of delivery, or by nationally recognized overnight courier service, to the address of Indemnitee or Indemnitor set forth above or to such other address as Indemnitee or Indemnitor may give to the other in writing for such purpose. Notices shall be provided to the following individuals:

On behalf of Indemnitor:	University of Delaware 122 Hullihen Hall Newark, DE Attn: Fax: (302)

With a copy to:	Laure B. Ergin, Esq. Assistant General Counsel

On behalf of Indemnitee:	Bloom Energy Corporation

1299 Orleans Drive Sunnyvale, CA 94089 Attn: General Counsel Fax: 408-543-1501 legal@bloomenergy.com

With a copy to:	Drinker Biddle & Reath 1100 N. Market Street, Suite 1000 Wilmington, DE 19801 Attn: Shawn Tucker, Esq. Fax: (302) 467-4200

6. Preservation of Rights. No delay or omission on Indemnitee’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will Indemnitee’s action or inaction impair any such right or power, except to the extent Indemnitee’s failure to immediately notify Indemnitor of any claim pursuant to 2(c) of this Agreement has actually and substantially prejudiced Indemnitor hereunder. Indemnitee’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which Indemnitee may have under other agreements, at law or in equity. Any indemnification obligations or liabilities contained in this Agreement shall not be affected by any knowledge of, or investigations performed by, Indemnitee except to the extent that such actions by Indemnitee are in violation of Environmental Law. Any one or more persons or entities comprising Indemnitor, or any other party liable upon or in respect of this Agreement, may be released without affecting the liability of any party not so released.

7. Entire Agreement; Amendment; Severability. This Agreement contains the entire agreement between the Parties respecting the matters set forth herein and supersedes all prior agreements, whether written or oral, between the Parties respecting such matters. Any amendments or modifications hereto, in order to be effective, shall be in writing and executed by the parties hereto. A determination that any provision of this Agreement is unenforceable or invalid shall not affect the enforceability or validity of any other provision, and any determination that the application of any provision of this Agreement to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to any other person or circumstances.

8. Successors and Assigns; Survival. This Agreement will be binding upon the Indemnitor and its heirs, administrators, successors and assigns, and will inure to the benefit of Indemnitee and its successors and assigns; provided, however, that the Indemnitor may not assign this Agreement in whole or in part without Indemnitee’s prior written consent. Indemnitor’s obligations in favor of Indemnitee under this Agreement shall survive the expiration of the anticipated Lease.

9. Interpretation. In this Agreement, unless Indemnitee and the Indemnitor otherwise agree in writing, the singular includes the plural and the plural the singular; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; and references to sections or exhibits are to those of this Agreement unless otherwise indicated. Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. If this Agreement is executed by more than one party as Indemnitor, the obligations of such persons or entities will be joint and several.

10. Governing Law and Jurisdiction. This Agreement has been delivered to and accepted by Indemnitee and will be deemed to be made in the STATE OF DELAWARE. THIS AGREEMENT WILL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ITS CONFLICT OF LAWS RULES. Indemnitor hereby irrevocably consents to the exclusive jurisdiction of any state or federal court for the county or judicial district where Indemnitee’s office indicated above is located, and consents that all service of process be sent by nationally recognized overnight courier service directed to Indemnitor at Indemnitor’s address set forth herein and service so made will be deemed to be completed on the business day after deposit with such courier; provided that nothing contained in this Agreement will prevent Indemnitee from bringing any action, enforcing any award or judgment or exercising any rights against Indemnitor individually, against any security or against any property of the Indemnitor within any other county, state or other foreign or domestic jurisdiction. Indemnitor acknowledges and agrees that the venue provided above is the most convenient forum for both Indemnitee and Indemnitor. Indemnitor waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

11. WAIVER OF JURY TRIAL. THE INDEMNITOR AND INDEMNITEE BY ITS ACCEPTANCE HEREOF IRREVOCABLY WAIVE ANY AND ALL RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THE INDEMNITOR AND INDEMNITEE ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

WITNESS the due execution hereof as a document under seal, as of the date first written above.

[CORPORATE SEAL]	UNIVERSITY OF DELAWARE

Attest:	By:

Print Name:	Name:

Title:	Title:

1743 HOLDINGS, LLC, a Delaware limited liability company

By:	(Seal)
Name:
Title:

STATE OF                                )

                                                    )            ss:

COUNTY OF                            )

On this, the      day of                     ,             , before me, a Notary Public, the undersigned officer, personally appeared                                         , who acknowledged himself/herself to be the                                         of                         a[n], and that he/she, in such capacity, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing on behalf of said corporation.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public
My commission expires:
Print Name
County of Residence

EXHIBIT F

[Road Work]

ROAD 1
END ROAD 1
LEASE AREA = 50.00 ACRES
ROAD 1
A
A
REFER TO TYPICAL ROAD SECTION
ROAD 2
BEGIN ROAD 1
To Be determined
30'
12'
18'
18'
LEASE LINE
4'
3'
P.C.C. SIDEWALK
3:1 (MAX)
2%
2%
2%
P.C.C. CURB AND GUTTER (TYPE 2) BOTH SIDES
2" HOT-MIX, HOT LAID BIT. CONC., TYPE 'C' (SUPERPAVE)
3" HOT-MIX, HOT LAID BIT. CONC., TYPE 'B' (SUPERPAVE)
12" GRADED AGGREGATE BASE COURSE, TYPE 'A'
CATCH BASINS AND STORM SEWERS TO BE PROVIDED AS APPROVED BY APPLICABLE REVIEW AGENCIES
TYPICAL ROAD SECTION A-A
EXHIBIT F
ROADS
PREPARED FOR
BLOOM ENERGY
CITY OF NEWARK, NEW CASTLE COUNTY, DELAWARE
M & Z
McBRIDE & ZIEGLER, INC.
LAND SURVEYORS • PLANNERS • ENGINEERS
2607 EASTBURN CENTER, NEWARK, DELAWARE 19711
PHONE (302) 737-2138 • FAX (302) 737-2810
SURVEY BY: M&Z
DESIGN BY: DE
DRAWN BY: DE
DWG. NO.: 20114563
CHECKED BY: M.Z.
SCALE: 1" = 300'
DATE: MARCH 1, 2012
SHEET 1 of 1

EXHIBIT G

[Rough Grading Plan]

ROAD 1
AREA FOR BLOOM FACTORY CONSTRUCTION
AREA TO REMAIN AT EXISTING GRADE WHEN TURNED OVER TO BLOOM
ROAD 1
ROAD 2
EXISTING SEDIMENT BASIN TO BE REMOVED BY BLOOM

EXHIBIT 2
REVISED GRADING
PREPARED FOR
BLOOM ENERGY
CITY OF NEWARK, NEW CASTLE COUNTY, DELAWARE

NOTES

1. TOPOGRAPHIC INFORMATION WAS AERIAL FLOWN BY AXIS GEOSPATIAL, LLC IN SEPTEMBER 2011 AND FIELD VERIFIED BY MCBRIDE & ZIEGLER, INC. IN OCTOBER 2011. SITE BENCHMARK IS A P.K. NAIL LOCATED ON THE EASTBOUND SIDE OF ROUTE 4 (ELEVATION = 92.24)

2. THIS PLAN DOES NOT TAKE INTO CONSIDERATION THE DEMOLITION WORK THAT HAS TAKEN PLACE AND IS CURRENTLY BEING PERFORMED PER THE APPROVED DEMOLITION PLAN PREPARED BY DUFFIELD AND ASSOCIATES, DATED 07 JULY 2011.

M&Z

McBRIDE & ZIEGLER, INC.
LAND SURVEYORS • PLANNERS • ENGINEERS
2607 EASTBURN CENTER, NEWARK, DELAWARE 19711
PHONE (302) 737-9138 • FAX (302) 737-2610

SURVEY BY: M&Z	CHECKED BY: M.Z.
DESIGN BY: DE	SCALE: 1" = 300'
DRAWN BY: DE	DATE: MARCH 1, 2012
DWG. NO.: 20114563	SHEET 1 of 1

EXHIBIT H

GUARANTY

THIS GUARANTY (this “Guaranty”) is made as of the              day of                 , 2012, by the University of Delaware, a Delaware corporation (“Guarantor”), in favor of Bloom Energy Corporation, a Delaware corporation (“Beneficiary”). Guarantor recites as follows:

A. Beneficiary, as tenant, and 1743 Holdings, LLC, a Delaware limited liability company (“Landlord”), are concurrently herewith entering into a Ground Lease, pursuant to which Landlord will lease to Beneficiary approximately fifty (50) acres of a property located in the City of Newark, New Castle County, Delaware (the “Lease”).

B. Guarantor is the sole member of Landlord and will derive a substantial benefit from Landlord and Beneficiary’s agreement to enter into the Lease.

C. As a condition precedent to Beneficiary’s obligations under the Lease, and as a material inducement for Beneficiary to enter into the Lease, Guarantor desires to guaranty the performance of all of the obligations of Landlord under the Lease, on the terms and conditions described herein.

NOW, THEREFORE, in consideration of Ten Dollars ($10) in hand paid, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby unconditionally guaranties and agrees as follows:

1. Guarantor hereby unconditionally, absolutely and irrevocably guaranties (a) the performance of Landlord’s Work under the Lease, and (b) Landlord’s reimbursement obligation under Section 4.1(c) of the Lease, if applicable (collectively, the “Guaranteed Obligations”).

2. This Guaranty shall be irrevocable, absolute and unconditional and shall remain in full force and effect until the full and complete payment and performance by Landlord of all Guaranteed Obligations, irrespective of the validity or enforceability of, or of any changes, modifications or amendments that may from time to time be made to, the Lease, and notwithstanding the incompetency of Guarantor from time to time, and further notwithstanding any act or failure to act on the part of Beneficiary or any other party which might otherwise operate as a legal or equitable discharge of Guarantor (including, without limitation, the liquidation, dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceedings affecting the status, existence, assets or obligations of Guarantor). Guarantor may not revoke the continuing nature of this Guaranty. In the event that Beneficiary seeks to enforce any of its rights under this Guaranty and demands payment or performance from Guarantor, such demand and Guarantor’s compliance therewith shall not release, extinguish, exonerate or in any way affect or diminish Guarantor’s continuing obligations under this Guaranty.

3. Subject to the terms thereof, the Lease may be assigned, modified or amended in whole or in part, and changes may be made in the entity comprising Landlord or Beneficiary from time to time without notice to Guarantor and without releasing Guarantor or extinguishing, exonerating or in any way affecting or diminishing Guarantor’s obligations under this Guaranty. Similarly, Beneficiary may from time to time, and without notice to Guarantor, release Landlord or any persons or entities comprising Landlord from Landlord’s obligations under the Lease; release or substitute any security that Beneficiary may have for the Guaranteed Obligations or accept security therefor; add, substitute or release additional guarantors; or compromise or settle any amount due or owing, or claimed to be due or owing, under the Lease; and no such action by Beneficiary or any other act or omission of Beneficiary in connection with the Lease shall in any way affect this Guaranty or Guarantor’s obligations hereunder. In addition, subject to the terms of the Lease, Beneficiary may, without notice to Guarantor, assign, transfer, encumber or otherwise dispose of any or all of Beneficiary’s rights, claims or interests in, under and to the Lease or this Guaranty, and no such act shall release Guarantor or extinguish or diminish in any way Guarantor’s obligations hereunder.

4. Guarantor agrees that this Guaranty shall constitute a guaranty of payment and performance and not of collection, the obligations of Guarantor under this Guaranty are independent of the obligations of Landlord, and Beneficiary may enforce this Guaranty against Guarantor without first (a) making any effort at collection or enforcement of any Guaranteed Obligations from or against Landlord or any other party that may be liable therefor (including filing suit or otherwise initiating legal proceedings to obtain or assert a claim for personal judgment against Landlord), (b) exercising or asserting any other right or remedy which may be available in connection with the Guaranteed Obligations or resorting to or exhausting any other security, guaranty or collateral held with respect to the Guaranteed Obligations or (c) asserting or filing any claim against the assets of Landlord, Guarantor, or any of them for such Guaranteed Obligations or any part thereof.

5. Guarantor expressly waives (a) any right Guarantor may have to require Beneficiary to proceed against Landlord or any other guarantor of any Guaranteed Obligations, to proceed against or exhaust any security held by Beneficiary, or to pursue any other remedy in Beneficiary’s power to pursue prior to claiming or proceeding against Guarantor; (b) any defense based upon any legal disability of Landlord or any other guarantor of any Guaranteed Obligations or any discharge or limitation of the liability of Landlord or any such other guarantor to Beneficiary, whether consensual or arising by operation of law or any bankruptcy, reorganization, receivership, insolvency or debtor-relief proceeding or from any other cause; (c) any defense based upon any invalidity or unenforceability of any other guarantee of any Guaranteed Obligations; (d) any notice of acceptance of this Guaranty, diligence, presentment, demand, protest, extension of time for payment or performance of the Guaranteed Obligations, and notice of any kind whatsoever and Guarantor hereby consents to any and all forbearances and extensions of time for payment and performance of the Guaranteed Obligations now or hereafter made or granted with or without notice to Guarantor; (e) any right to assert the statute of limitations as a defense against enforcement of this Guaranty; and (f) all rights of subrogation, indemnification, contribution and reimbursement, all rights to enforce any remedy that Beneficiary may have against Landlord, or any other guarantor of any Guaranteed Obligations, and all rights to participate in any security held by Beneficiary for the Guaranteed Obligations until such Guaranteed Obligations have been paid and performed in full. Without limiting the foregoing, Guarantor hereby waives any and all rights and defenses arising out of an election of remedies by Beneficiary, even though that election of remedies has destroyed any right that Guarantor may have to collect from Landlord (including Guarantor’s right of subrogation or reimbursement against Landlord).

6. Guarantor hereby subordinates all its claims for payment or liens now or hereafter securing any indebtedness of Landlord to Guarantor to Beneficiary’s right to receive payment from Landlord of all Guaranteed Obligations. Guarantor expressly waives any and all rights of subrogation, reimbursement, indemnity or contribution which Guarantor may now or hereafter have against Landlord, any other guarantor or any person who now or hereafter has direct or contingent liability (whether by contract, at law or in equity) for all or any portion of the Guaranteed Obligations, and any benefit of, and any right to participate in, any security now or hereafter held by Beneficiary until the Guaranteed Obligations have been paid and performed in full. If and to the extent this waiver is unenforceable, Guarantor agrees that all such rights of subrogation, reimbursement, indemnity and contribution shall be junior and subordinate to the right of Beneficiary to obtain payment and performance of the Guaranteed Obligations and to all rights of Beneficiary in and to any property which now or hereafter serves as collateral for the Guaranteed Obligations.

7. This Guaranty shall remain and continue in full force and effect notwithstanding (a) the commencement or continuation of any action or proceeding by, against or concerning Landlord or Beneficiary under any bankruptcy, insolvency or other debtor-relief law, (b) the voluntary or involuntary appointment of a receiver, trustee, keeper or other person who takes possession of any of Landlord’s or Beneficiary’s respective assets, regardless of whether such appointment occurs as a result of insolvency or any other cause or (c) any assignment by Landlord or Beneficiary for the benefit of its respective creditors. In the event any payment by Landlord to Beneficiary is held to constitute a preference, fraudulent conveyance or similar voidable payment under any law now or hereafter in effect and such payment is rescinded or otherwise required to be returned by Beneficiary, such payment by Landlord to Beneficiary shall not constitute a release of Guarantor and shall not in any way diminish Guarantor’s obligations hereunder. To the contrary, this Guaranty shall in such event continue to be effective or shall be reinstated, as the case may be, to the extent of any such payment or payments.

8. This Guaranty shall not be subject to any condition precedent to the effectiveness hereof. Upon execution and delivery of this Guaranty by Guarantor, this Guaranty shall be in full force and effect. This Guaranty may not be amended, modified, waived, discharged or terminated orally or by course of conduct, but only by an instrument in writing duly executed by both Beneficiary and Guarantor. No waiver by Beneficiary of any default or any other event shall be effective unless in writing, nor shall it operate as a waiver of any other default or of the same default on a future occasion. No delay or omission by Beneficiary in exercising any of its rights, remedies, powers and privileges under the Lease or hereunder and no course of dealing between Beneficiary, on the one hand, and Landlord, Guarantor or any other person, on the other hand, shall be deemed a waiver by Beneficiary of any of its rights, remedies, powers or privileges, even if such delay or omission is continuous or repeated, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof by Beneficiary, or the exercise of any other right, remedy, power or privilege by Beneficiary. No notice to or demand on Landlord, Guarantor or any other person or entity in any instance shall entitle Landlord, Guarantor or any other person or entity to any other or further notice or demand in any circumstances or constitute a waiver of Beneficiary’s right to any other or further action in any circumstance without notice or demand.

9. This Guaranty shall inure to the benefit of any person or persons, entity or entities who now or hereafter may be entitled to the benefits or obligated to perform the duties of Beneficiary under the Lease and shall be binding upon the heirs, legal representatives, successors and assigns of Guarantor. All rights and remedies of Beneficiary under this Guaranty and the Lease are cumulative and not restrictive of any other rights or remedies available at law or in equity. Any notices required or permitted hereunder shall be in writing and shall be deemed duly given (a) when personally delivered or (b) when sent by fax with confirmation of receipt or (c) one business day after being sent by reputable overnight delivery service, charges prepaid, and addressed as follows: if to Beneficiary: c/o Bloom Energy Corporation, 1299 Orleans Drive, Sunnyvale, CA 94089, Attn: General Counsel; and if to Guarantor, at: University of Delaware, 122 Hullihen Hall, Newark, DE 19716, Attn: General Counsel. Whenever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

10. GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS THAT GUARANTOR MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS GUARANTY, OR ANY OTHER STATEMENTS OR ACTIONS OF THE OTHER PARTY. GUARANTOR ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR BENEFICIARY TO ENTER INTO THE LEASE. Guarantor irrevocably and unconditionally accepts and consents to jurisdiction in the state in which the property covered by the Lease is located in any action or proceeding relating to this Guaranty, agrees to the venue of any such action or proceeding in any state court in the county in which such property is located or in any federal court whose district includes any such county, and waives any objection to any such venue on the basis of inconvenient forum. Guarantor consents to service of process in any such action or proceeding by any means permitted by the law of such state. This Guaranty shall be governed by and construed in accordance with the laws of the state in which the property covered by the Lease is located.

IN WITNESS WHEREOF, the undersigned has executed this Guaranty as of the day and year first above written.

GUARANTOR: UNIVERSITY OF DELAWARE, a Delaware corporation

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